Exhibit 4

CONFIDENTIAL	EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

ORBCOMM INC.,

STARTRAK SYSTEMS, LLC,

and

ALANCO TECHNOLOGIES, INC.

_______________________________

Dated as of February 23, 2011
________________________________

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	2

ARTICLE II	SALE AND PURCHASE OF ASSETS	2
Section 2.1	Sale and Purchase of Assets	2

ARTICLE III	ASSUMPTION OF LIABILITIES	4
Section 3.1	Assumed Liabilities	4
Section 3.2	Retained Liabilities	5

ARTICLE IV	PURCHASE PRICE	5
Section 4.1	Purchase Price	5
Section 4.2	Closing Certificate	6
Section 4.3	Earn-Out	6
Section 4.4	Closing	8
Section 4.5	Transfer Taxes	9
Section 4.6	Closing Statement	10
Section 4.7	Buyer Stock	13
Section 4.8	Allocation of Purchase Price	13

ARTICLE V	BASIC REPRESENTATIONS AND WARRANTIES OF PARENT	13
Section 5.1	Organization; Authority; Binding Obligation	13
Section 5.2	No Breach	14
Section 5.3	Title	14
Section 5.4	No Brokers	14
Section 5.5	Governmental Approvals	14
Section 5.6	Accredited Investor	14
Section 5.7	Investment Intent	14
Section 5.8	Investment Decision	15
Section 5.9	Transfer Restrictions	15

ARTICLE VI	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE BUSINESS	15
Section 6.1	Organization; Authority	15
Section 6.2	No Breach	16
Section 6.3	Title to Assets	16
Section 6.4	Equity Interests	16
Section 6.5	Affiliate Transactions	16
Section 6.6	Financial Information	17
Section 6.7	Taxes	18
Section 6.8	Intellectual Property Matters	19
Section 6.9	Assets and Properties	21
Section 6.10	Contracts	22
Section 6.11	Litigation	24
Section 6.12	Environmental Matters	25

i

Section 6.13	Governmental Approvals	25
Section 6.14	Compliance With Applicable Law	25
Section 6.15	Permits	26
Section 6.16	Employee Matters	26
Section 6.17	Absence of Material Adverse Effect and Certain Events	29
Section 6.18	Sufficiency of Assets	31
Section 6.19	Product Warranty	31
Section 6.20	Insurance	32
Section 6.21	Bank Accounts; Powers of Attorney	32
Section 6.22	No Brokers	32
Section 6.23	Internal Controls	32
Section 6.24	Customers and Suppliers	32
Section 6.25	Disclosure	33

ARTICLE VII	REPRESENTATIONS AND WARRANTIES OF BUYER	33
Section 7.1	Organization	33
Section 7.2	Authority; Binding Obligation	33
Section 7.3	No Breach	33
Section 7.4	Governmental Approvals	33
Section 7.5	No Brokers	34
Section 7.6	SEC Reports; Financial Statements	34
Section 7.7	Valid Issuance	34
Section 7.8	No Material Adverse Change	34
Section 7.9	Tax Matters	35
Section 7.10	Title to Properties	35
Section 7.11	Certificates, Authorities and Permits	35
Section 7.12	Litigation	36
Section 7.13	Compliance with Nasdaq Continued Listing Requirements	36

ARTICLE VIII	COVENANTS OF PARENT AND THE COMPANY	36
Section 8.1	Conduct of Business	36
Section 8.2	Access to Information	37
Section 8.3	Notices of Certain Events	37
Section 8.4	Consents	37
Section 8.5	Books and Records	38
Section 8.6	Confidential Information	38
Section 8.7	Restrictive Covenants	38
Section 8.8	Acquisition Proposals	39
Section 8.9	Preparation of Proxy Statement	41
Section 8.10	Stockholders Meeting	42
Section 8.11	Power of Attorney with Respect to Assets	42
Section 8.12	Receipt of Assets	42
Section 8.13	Change of Corporate Name	43
Section 8.14	Registration of Buyer’s Common Stock	43
Section 8.15	Restriction on Resale of Buyer’s Common Stock	43
Section 8.16	Certain Payments	43
Section 8.17	Resolution of Intellectual Property Issues	43
Section 8.18	Assets Owned by Parent	44

ARTICLE IX	COVENANTS OF PARENT, THE COMPANY AND BUYER	44
Section 9.1	Advice of Changes	44

Section 9.2	Public Announcements	44
Section 9.3	Commercially Reasonable Efforts; Further Assurances	44
Section 9.4	Post-Closing Access to Information	45
Section 9.5	Insurance	45
Section 9.6	Standard Procedure	46
Section 9.7	Cash Management	46
Section 9.8	IGS Proceeding	46
Section 9.9	Fuel Sensor Warranty Claims	47

ARTICLE X	EMPLOYMENT MATTERS	47
Section 10.1	Employment	47
Section 10.2	Pension Plans	48
Section 10.3	Welfare Plans	48
Section 10.4	Severance Benefits	49
Section 10.5	Relationship of the Parties; No Right to Continued Employment; Ability to Amend, Modify or Terminate Plans

ARTICLE XI	CONDITIONS TO CLOSING	49
Section 11.1	Conditions to Obligations of Buyer	49
Section 11.2	Conditions to Obligations of Parent and the Company	51

ARTICLE XII	TERMINATION	52
Section 12.1	Termination	52
Section 12.2	Effect of Termination	53

ARTICLE XIII	SURVIVAL	54
Section 13.1	Survival	54

ARTICLE XIV	INDEMNIFICATION	55
Section 14.1	Indemnification by Parent and the Company	55
Section 14.2	Indemnification by Buyer	55
Section 14.3	Procedures for Indemnification	56
Section 14.4	Certain Rights and Limitations	57
Section 14.5	Termination of Indemnification Obligations	58
Section 14.6	Waiver	58
Section 14.7	Exclusive Remedies	58

ARTICLE XV	GENERAL PROVISIONS	59
Section 15.1	Assignment	59
Section 15.2	Parties in Interest	59
Section 15.3	Amendment	59
Section 15.4	Waiver; Remedies	59
Section 15.5	Effect of Investigation	59
Section 15.6	Fees and Expenses	59
Section 15.7	Notices	60
Section 15.8	Compliance With Bulk Transfer Laws	61
Section 15.9	Captions; Currency	61
Section 15.10	Entire Agreement	61
Section 15.11	Severability	62
Section 15.12	Consent to Jurisdiction	62
Section 15.13	Exhibits and Schedules; Disclosure	62

Section 15.14	Governing Law	63
Section 15.15	Counterparts	63
Section 15.16	Specific Performance	63
Section 15.17	Interpretation	63
Section 15.18	Performance by the Company	63

EXHIBITS

Exhibit A	-	Definitions

Exhibit B	-	Forms of Promissory Note and Security Agreement

Exhibit C	-	Powers, Preferences, Rights and Limitations of Series A Preferred Stock of Buyer

Exhibit D	-	Form of Registration Rights Agreement

Exhibit E	-	November 30, 2010 Balance Sheet

Exhibit F	-	Form of Parent Closing Opinion

Exhibit G	-	Form of Buyer Closing Opinion

Exhibit H	-	Form of Escrow Agreement

v

SCHEDULES

Schedule 1(a)	-	Business Intellectual Property
Schedule 1(b)	-	Retained Contracts
Schedule 2.1(a)(i)	-	Real Property
Schedule 6.1	-	Foreign Qualifications
Schedule 6.2	-	No Breach
Schedule 6.3	-	Title to Assets
Schedule 6.4	-	Equity Interests
Schedule 6.5	-	Affiliate Transactions
Schedule 6.6(b)	-	Company Financial Statements
Schedule 6.6(c)	-	Liabilities
Schedule 6.7(l)	-	Foreign Establishments
Schedule 6.8(a)	-	Certain Intellectual Property
Schedule 6.8(b)	-	Contracts Relating to Business Intellectual Property
Schedule 6.8(c)	-	Intellectual Property Matters
Schedule 6.8(d)	-	Persons With Inventions, Discoveries or Ideas
Schedule 6.8(e)	-	Documentation of Business Intellectual Property
Schedule 6.8(f)	-	Business Intellectual Property to Conduct the Business
Schedule 6.8(g)	-	Source Code
Schedule 6.8(h)	-	Open Source Code
Schedule 6.9(c)	-	Leased Premises
Schedule 6.10(a)	-	Contracts
Schedule 6.10(c)	-	Contract Matters
Schedule 6.10(d)	-	Change of Control Provisions
Schedule 6.10(e)	-	Loss Contracts
Schedule 6.11(a)	-	Litigation
Schedule 6.12	-	Environmental Matters
Schedule 6.13	-	Parent and Company Governmental Approvals
Schedule 6.14(a)	-	Compliance with Laws
Schedule 6.15	-	Permits
Schedule 6.16(b)	-	Plans
Schedule 6.16(i)	-	Employee Agreements
Schedule 6.16(j)	-	Employee Information
Schedule 6.16(l)	-	Non-At-Will Employment
Schedule 6.17(a)	-	Material Adverse Effect
Schedule 6.17(b)	-	Material Events
Schedule 6.18	-	Assets Owned by Affiliates
Schedule 6.19	-	Product Warranty
Schedule 6.20(a)	-	Insurance Policies
Schedule 6.21	-	Bank Accounts and Powers of Attorney
Schedule 6.24	-	Customers and Suppliers
Schedule 7.4	-	Buyer Governmental Approvals
Schedule 8.18	-	Assets Owned by Parent
Schedule 9.7(a)	-	Transferred Bank Accounts
Schedule 10.1(a)	-	Employees of the Business
Schedule 10.5(d)	-	COBRA Employees
Schedule 11.1(h)	-	Required Consents

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of February 23, 2011, by and among ORBCOMM INC., a Delaware corporation ("Buyer"), STARTRAK SYSTEMS, LLC, a Delaware limited liability company (the "Company"), and ALANCO TECHNOLOGIES, INC., an Arizona corporation ("Parent").

WITNESSETH :

WHEREAS, Parent is the sole record and beneficial owner of all the issued and outstanding membership units or interests of the Company (collectively, the "Membership Units");

WHEREAS, concurrently with the execution of this Agreement, the Company and StarTrak Wireless Technologies Private Limited are entering into a written agreement (i) governing all copyrights, trade secret rights, and exclusive, royalty-free, worldwide, and freely assignable rights to use, display, run, duplicate, modify, improve, extend, and create derivative works from, all of the software used in the Business for the receipt, processing, display, storage, and delivery of customer data that has been developed, modified, extended or improved for the Company by StarTrak Wireless Technologies Private Limited, or any predecessor entity thereof, in India or elsewhere, (ii) to license the same to others without requirement to account for any royalties received, (iii) to prevent others from doing any of the foregoing without Buyer’s consent, all to Buyer’s reasonable satisfaction, and (iv) providing for the future services of StarTrak Wireless Technologies Private Limited with respect to the maintenance and further development of such software, which agreement will be effective upon the Closing (the "ST Wireless Agreement").

WHEREAS, Buyer has separately entered into an agreement to purchase from the Anderson Group (as defined in Exhibit A) at the Closing all of the shares of common stock of Parent held by the Anderson Group (the "Anderson SPA");

WHEREAS, Buyer has separately entered into an agreement to purchase from Timothy P. Slifkin ("Slifkin") and Thomas A. Robinson ("Robinson") at the Closing all of the shares of common stock of Parent held by each of Slifkin and Robinson (the "Slifkin/Robinson SPA");

WHEREAS, STK Acquisition, LLC is a wholly-owned subsidiary of Buyer, formed to receive the Assets and operate the Business after the Closing;

WHEREAS, STK Acquisition, LLC has separately entered into an assignment and assumption agreement (the "Anderson Assignment and Assumption Agreement") pursuant to which STK Acquisition, LLC has agreed to acquire at the Closing all of the rights of the lender under the Amended and Restated Loan and Security Agreement dated December 21, 2007, as amended, by and between Donald E. Anderson and Rebecca E. Anderson, Trustees of the Anderson Family Trust, UTA dated December 20, 1993 (the "Anderson Trust") as lender, and Parent, the Company and the other borrower parties thereto (the "Anderson Loan Agreement");

WHEREAS, in consideration of the Anderson Assignment and Assumption Agreement, (i) STK Acquisition, LLC will separately (A) issue at Closing a Secured Promissory Note in favor of the Anderson Trust (the “Secured Promissory Note”) and (B) enter into a Security Agreement in favor of the Anderson Trust (the "Anderson Security Agreement"), and (ii) Buyer will separately enter into at Closing a Guaranty (the “Anderson Note Guaranty”) to guarantee the obligations of STK Acquisition, LLC under the Secured Promissory Note; and

WHEREAS, following the consummation of the above transactions, the Company desires to sell, and cause to be sold, to Buyer, and Buyer desires to purchase, the Assets (as defined herein), and the Company desires to transfer, and cause to be transferred, to Buyer, and Buyer desires to assume, the Assumed Liabilities (as defined herein), all pursuant to the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A.

ARTICLE II

SALE AND PURCHASE OF ASSETS

Section 2.1 Sale and Purchase of Assets.

(a) Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties contained herein, at the Closing, for the consideration specified in Section 4.1, the Company will sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase and acquire from the Company, all of the Company's right, title and interest in and to (i) the Business Intellectual Property, free and clear of any Liens, other than Permitted Liens, (ii) the Transferred Bank Accounts, free and clear of any Liens, other than Permitted Liens, and (iii) all other assets, properties and rights (whether tangible or intangible, real, personal or mixed, fixed, contingent or otherwise, and wherever located) of the Company or otherwise Related to the Business (except for Retained Assets), in each case free and clear of any Liens, other than Permitted Liens, as the same shall exist on the Closing Date, including the following to the extent Related to the Business (unless otherwise provided):

(i) all real property Leases set forth on Schedule 2.1(a)(i);

(ii) all accounts, loans and notes receivable (whether current or not current), performance and surety bonds and letters of credit or other similar instruments in favor of the Company;

(iii) all inventories, including finished products, work-in-process, materials, parts, components, production stock, accessories,  supplies and consigned inventory (including all such inventories that are held by third parties);

(iv) all machinery, equipment, tooling, vehicles, furniture and fixtures, leasehold improvements, plant and office equipment, test equipment, laboratory equipment and supplies, repair parts, repair stock, tools, computer hardware and software (including all enterprise information systems), engineering and design equipment, computer networking equipment and other tangible personal property, together with any rights, claims and interests arising out of maintenance or service contracts relating thereto or the breach of any express or implied warranty by the manufacturers or sellers of any such assets or any component part thereof;

(v) all Contracts, including all rights to receive payment for products sold or services rendered, and to receive goods and services, pursuant to Contracts and to assert claims and to take other actions in respect of breaches, defaults and other violations thereunder (whether or not arising or asserted before, on or after the Closing Date);

(vi) all credits, advances, prepaid expenses, deposits and retentions held by third parties, including those held by third parties under Contracts;

(vii) all Permits;

(viii) all lock boxes;

(ix) the benefits of coverage provided by insurance policies of the Company (with respect to the Business) in respect of matters occurring on or prior to the Closing Date as set forth in Section 9.5;

(x) all operating, design, manufacturing, test and other data and records (in each case, in whatever form or medium, including electronic media), including all books, records, notes, shipping records, sale and purchase correspondence and files, copies of Tax Returns, copies of all financial and accounting data and records, sales and sales promotional material and data, advertising materials, credit information, cost and pricing information, customer and supplier lists, business plans, reference catalogs, payroll and personnel records and procedures, blue-prints, research and development files, data and laboratory books, sales order files, litigation files and other similar property, rights and information;

(xi) the corporate name "StarTrak Systems" and any other names used in connection with the Business;

(xii) all telephone numbers used in connection with the Business;

(xiii) all rights in and to products sold or leased by the Business and products of the Business currently in development;

(xiv) all causes of action, choses in action, lawsuits, judgments, claims, rights under express or implied warranties, guarantees, indemnities and similar rights in favor of the Company, rights of recovery, rights of set-off, rights of subrogation and all other rights and demands of any nature available to or being pursued by the Company;

(xv) all goodwill and going concern value of the Business; and

(xvi) all other assets, properties and rights (other than Retained Assets), including those reflected as assets on the Final Closing Statement.

The assets, properties and rights of the Company to be sold, assigned, conveyed, transferred and delivered to Buyer pursuant to this Agreement are herein collectively referred to as the "Assets".  The term "Assets" will include all additions and replacements to any of the items described in this Section 2.1(a) from the date of this Agreement through the Closing Date, and will exclude, to the extent permitted by this Agreement, all deletions, sales or other disposals of any of the foregoing from the date of this Agreement through the Closing Date.

(b) Anything contained herein to the contrary notwithstanding, the Assets to be sold, assigned, conveyed, transferred and delivered to Buyer hereunder will exclude, and the Company will retain, the Retained Assets.

(c) Anything contained herein to the contrary notwithstanding, this Agreement will not constitute an assignment, an attempted assignment or an agreement to assign any Contract or Permit if an assignment or attempted assignment of the same without the Consent of any other party or parties thereto would constitute a breach thereof or in any significant way impair the rights of Buyer thereunder.  The Company will use its commercially reasonable efforts (not to include any requirement to pay any consideration or offer or grant any financial accommodation or other benefit or release any claim or right), and Buyer will reasonably cooperate (it being understood that such cooperation will not include any requirement to pay any consideration or offer or grant any financial accommodation or other benefit or release any claim or right) with the Company, to obtain prior to the Closing all Consents and to resolve all impracticalities of assignments or transfers necessary to sell, assign, convey, transfer and deliver to Buyer the Assets.  If any such Consent is not obtained or if an attempted assignment would be ineffective or would impair the Company's or Buyer's rights under any such Contract or Permit so that Buyer would not receive all such rights, then (1) the Company will (x) cause the full benefits of any such Contract or Permit to be provided to Buyer to the extent practicable, and (y) pay promptly or cause to be paid promptly to Buyer when received all monies and other properties received by the Company with respect to any thereof; and (2) in consideration of the Company providing or causing to be provided to Buyer the full benefits thereof, Buyer will perform and discharge on behalf of the Company all of the Company's liabilities, obligations or commitments thereunder that are Assumed Liabilities described in Section 3.1(a) or 3.1(c) in accordance with the provisions thereof.  In addition, the Company shall take such other actions (not to include any requirement to pay any consideration or offer or grant any financial accommodation or other benefit or release any claim or right) as may reasonably be requested by Buyer in order to place Buyer, insofar as reasonably possible, in the same position as if such Contract or Permit had been transferred as contemplated hereby and so that all the benefits relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, shall inure to Buyer.  Notwithstanding the foregoing, if any such Consent is not obtained prior to the Closing, the Company shall continue to use its commercially reasonable efforts (not to include any requirement to pay any consideration or offer or grant any financial accommodation or other benefit or release any claim or right) to obtain all such Consents (and, if and when such Consents are obtained, the transfer of the applicable Contract or Permit will be effected in accordance with the terms of this Agreement).

(d) In the event that any written or oral Contract not set forth on Schedule 6.10 (a) is discovered after the Effective Time, Parent or the Company shall promptly notify Buyer of such Contract and provide Buyer with a copy (or true and correct summary of the material terms if the Contract is oral) thereof and Buyer shall within thirty (30) days of such notice either expressly assume such Contract (an "Additional Contract"), in which case, the Additional Contract will be treated as if set forth as a Contract on Schedule 6.10(a) on the date hereof, or reject such Contract, in which case, such Contract shall not constitute an Asset and shall be deemed to be a Retained Asset/Retained Liability.

ARTICLE III

ASSUMPTION OF LIABILITIES

Section 3.1 Assumed Liabilities.  Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties contained herein, at the Closing, in consideration for the sale, assignment, conveyance, transfer and delivery of the Assets to Buyer, Buyer will assume and undertake to pay, perform and discharge, in accordance with the terms thereof, only the following Liabilities of the Company incurred in the ordinary course of business (the "Assumed Liabilities"):

(a) express contractual performance obligations arising after the Effective Time (other than obligations relating to those Liabilities listed in clauses (a) through (r) of the definition of Retained Liabilities) of the Company arising under Contracts that constitute Assets (it being understood and agreed that, except as provided in clause (c) of this Section 3.1, Assumed Liabilities described in this clause (a) will exclude any amounts due or payable as of the Effective Time under or in respect of Contracts that constitute Assets);

(b) Liabilities expressly assumed by Buyer pursuant to Article X; and

(c) Liabilities (other than those Liabilities listed in clauses (a) through (r) of the definition of Retained Liabilities) which are not included in clause (a) or (b) of this Section 3.1, but only to the extent and in the amounts provided for on the Final Closing Statement.  The parties understand and agree that the Liabilities to be assumed under this Section 3.1(c) shall be such Liabilities to the extent and in the amounts provided for on the Estimated Closing Statement pending the determination of the Final Closing Statement and that Buyer shall treat such Liabilities shown on the Estimated Closing Statement as Liabilities assumed by Buyer pending the determination of the Final Closing Statement.

Buyer will assume no other Liabilities whatsoever.

Section 3.2 Retained Liabilities.  Anything contained herein to the contrary notwithstanding, neither Buyer nor any Affiliate of Buyer will assume or undertake to pay, perform or discharge and none thereof will be liable for, and Parent, the Company and their Affiliates will remain liable for and pay, perform and discharge when due, all Liabilities listed in clauses (a) through (r) of the definition of Retained Liabilities and all other Liabilities of Parent, the Company and their respective Affiliates not constituting Assumed Liabilities.

ARTICLE IV

PURCHASE PRICE

Section 4.1 Purchase Price.

(a) Secured Loan.  On the date hereof, Buyer shall loan Parent $300,000 pursuant to the terms and conditions of a Loan and Security Agreement, granting Parent a second lien (subject to the liens granted pursuant to the Anderson Loan Agreement) on all the assets of the Company and Parent, in the form set forth on Exhibit B hereto (the "Secured Loan Agreement").  Parent and the Company agree that the amount of the Closing Payment to be paid by Buyer pursuant to Section 4.1(b)(i) shall be reduced by the aggregate amount of any principal, interest and fees due under the Secured Loan Agreement as of the Closing Date.

(b) Closing Payment.  Subject to all of the terms and conditions of this Agreement, as consideration for the sale, conveyance, transfer, assignment and delivery of the Assets, Buyer will, at the Closing:

(i) wire transfer immediately available funds to Parent (to such bank and account of Parent in the United States as is specified in writing by Parent to Buyer at least three (3) business days prior to the Closing Date), in an amount equal to two million Dollars ($2,000,000) (the "Closing Payment"), subject to any adjustments under Section 4.1(a), Section 4.6(a) or Section 15.8(b);

(ii) cancel and terminate or cause to be canceled and terminated all outstanding obligations of Parent and the Company and their Affiliates under the Anderson Loan Agreement, including the outstanding principal amount of $3,900,000 and any interest and fees, if any, due thereunder as of the Closing Date;

(iii) cancel and terminate all outstanding obligations of the Company under the Secured Loan Agreement, including the outstanding principal amount of $300,000 and any interest and fees, if any, due thereunder as of the Closing Date;

(iv) deliver or cause to be delivered to Parent 500,000 shares of Series E Convertible Preferred Stock of Parent evidenced by a stock certificate, duly endorsed for transfer in favor of Parent or accompanied by stock powers duly executed in blank;

(v) deliver or cause to be delivered to Parent 1,212,748 shares of common stock of Parent, evidenced by stock certificates, duly endorsed for transfer in favor of Parent or accompanied by stock powers duly executed in blank;

(vi) issue and deliver or cause to be issued and delivered to the Escrow Agent 249,917 shares of common stock of Buyer ("Buyer Stock") duly registered in the name of Parent (the "Litigation Escrowed Shares") to be held by the Escrow Agent pursuant to the Escrow Agreement in book-entry form on the stock transfer books of Buyer with a stop-transfer order;

(vii) issue and deliver or cause to be issued and delivered to the Escrow Agent a number of shares of Buyer Stock equal to 166,611 shares, less the number of shares equal to the quotient of (A) 50% of the amount of Fuel Sensor Damages (x) actually expended by Parent or the Company from March 1, 2011 through the last day of the month immediately preceding the Closing Date and (y) accrued as current liabilities on the Estimated Closing Statement, divided by (B) $3.001 per share, duly registered in the name of Parent (the "Fuel Sensor Escrowed Shares") to be held by the Escrow Agent pursuant to the Escrow Agreement in book-entry form on the stock transfer books of Buyer with a stop-transfer order;

(viii) issue and deliver or cause to be issued and delivered to Parent a number of shares of Buyer Stock equal to 1,987,194 shares, minus the number of Fuel Sensor Escrowed Shares, evidenced by stock certificates duly registered in the name of Parent;

(ix) issue and deliver or cause to be issued and delivered to Parent 183,550 shares of perpetual convertible preferred stock of Buyer with the powers, preferences, rights and limitations as set forth on Exhibit C and evidenced by stock certificates duly registered in the name of Parent; and

(x) assume the Assumed Liabilities.

Section 4.2 Closing Certificate.  On the Closing Date, Parent and the Company will deliver to Buyer a certificate (the "Closing Certificate") certifying as to the Company Debt Amount, together with a breakdown thereof.  A draft of the Closing Certificate shall be delivered by Parent and the Company to Buyer at least five (5) business days prior to the Closing Date.

Section 4.3 Earn-Out.

(a) In addition to the consideration payable pursuant to Section 4.1(b), as additional consideration, on or before April 30, 2012 (the "Earn-Out Payment Date"), subject to the terms and conditions set forth below, Buyer will pay to Parent an aggregate amount (the "Earn-Out Amount") calculated as follows:

(i) $250,000, if the Business achieves at least $20.0 million in Total Revenue in the calendar year ending December 31, 2011 (the "Earn-Out Period");

(ii) plus an additional $750,000, such additional amount to be pro-rated on a straight line basis, if the Business achieves between $20.0 million and $22.0 million in Total Revenue in the Earn-Out Period;

(iii) plus an additional $250,000, if the Business achieves at least $23.0 million in Total Revenue in the Earn-Out Period;

(iv) plus an additional $250,000, if the Business achieves at least $24.0 million in Total Revenue in the Earn-Out Period; and

(v) reduced by an amount equal to the sum of the amounts calculated under clauses (i)-(iv) above, (x) multiplied by an amount equal to the aggregate number of shares of common stock of the Parent delivered to Parent pursuant to Section 4.1(b)(v) and (y) divided by the total outstanding shares of common stock of Parent immediately prior to Closing.

(b) The Earn-Out Amount will be paid by Buyer on or before the Earn-Out Payment Date in accordance with the following payment procedures: (A) by delivery to Parent of that number of whole shares of Buyer Stock equal to the Earn Out Amount divided by the average closing price of Buyer Stock for the 20-day period ending March 31, 2012 (the "Earn-Out Market Price") evidenced by stock certificates duly registered in the name of Parent, (B) at the sole option of Buyer, by wire transfer of immediately available funds to Parent for an amount in dollars equal to the Earn-Out Amount, or (C) at the sole option of Buyer, by delivery to Parent of any combination of shares of Buyer Stock and amounts in dollars, provided that the aggregate value of shares (such shares to be valued at its Earn-Out Market Price) and cash paid to Parent pursuant to this clause (C) is equal to the Earn-Out Amount.

(c) For purposes of this Section 4.3, "Total Revenue" shall mean the total revenue of the Business for the Earn-Out Period as determined in accordance with GAAP based upon an audit (such audit to cover the post-Closing period) of the Business's total revenue by Buyer's independent registered public accounting firm for the calendar year ending December 31, 2011 and the portion of which is recognized after the Closing will be included in Buyer's Annual Report on Form 10-K for its 2011 fiscal year.  Notwithstanding the foregoing, to the extent any equipment sales of the Business are characterized as a lease, the lease revenue with respect to such lease shall be recorded at the time the lease is consummated rather than over the term of the lease and extended warranty revenue shall be separately stated on any invoice which includes the same.

(d) On or before March 31, 2012, Buyer will deliver to Parent a statement prepared by Buyer setting out the amount of Total Revenue in the Earn-Out Period and stating whether any Earn-Out Amount is payable pursuant to this Section 4.3, with appropriate supporting calculations and supporting documentation (the "Earn-Out Statement").  Within 10 business days after the filing of Buyer's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011 and September 30, 2011, Buyer shall deliver to Parent a statement prepared by Buyer setting forth an estimate of unaudited total revenue of the Business for such quarter determined using the same accounting methodology as will be used to determine Total Revenue.

(e) After the Earn-Out Statement has been delivered by Buyer to Parent pursuant to Section 4.3(d), Parent may within ten (10) days after the receipt thereof exercise the right to audit the Earn-Out Statement by so notifying Buyer in a written statement specifying the nature and reasons for Parent's disagreement with Buyer's determination (an "Audit Notice").  The portion of the Earn-Out Amount which is not disputed by Parent in the Audit Notice (i.e., the entire amount included in the Earn-Out Statement produced by Buyer if Parent’s Audit Notice indicates Total Revenue should be greater than as specified in the Earn-Out Notice) shall be immediately payable by Buyer pursuant to Section 4.3(b).  The remaining provisions of this Section 4.3(e) shall apply only to the portion of the Earn-Out Amount that is disputed by Parent in the Audit Notice.  During the 30-day period following Buyer's receipt of such Audit Notice, Buyer and Parent shall attempt in good faith to resolve the disagreement with respect to the Earn-Out Statement, and during such 30-day period Buyer will cause Parent to be provided with access at reasonable times, following reasonable notice, to books and records relevant to sales of the Business for the purposes of auditing the Earn-Out Statement.  If Parent and Buyer are unable to resolve any such disagreement within such 30-day period, the matter shall be submitted to an independent auditing firm of national reputation reasonably acceptable to Buyer and Parent (the "Independent Firm").  In connection with such engagement, Buyer and Parent will each execute, if requested by the Independent Firm, a reasonable engagement letter including customary indemnities.  Promptly after such engagement of the Independent Firm, Parent or Buyer will provide the Independent Firm with a copy of this Agreement, the Earn-Out Statement and the Audit Notice.  The Independent Firm will have the authority to request in writing such additional written submissions from Parent or Buyer as it deems appropriate, provided that a copy of any such submission will be provided to the other party at the same time as it is provided to the Independent Firm.  Parent and Buyer will not make (or permit any of their Affiliates to make) any additional submission to the Independent Firm except pursuant to such a written request by the Independent Firm.  Parent and Buyer will not communicate (or permit any of their Affiliates to communicate) with the Independent Firm without providing the other party a reasonable opportunity to participate in such communication with the Independent Firm (other than with respect to written submissions in response to the written request of the Independent Firm).  Parent and Buyer shall use commercially reasonable efforts to cause the Independent Firm to render its determination on the matter within ninety (90) days of its submission by Parent and Buyer.  Such determination shall be, for all purposes, conclusive, non appealable, final and binding upon Parent and Buyer.  Once such determination is made, any resolved Earn-Out Amount shall become immediately payable by Buyer pursuant to Section 4.3(b).  The fees and expenses of the Independent Firm will be borne by Parent, on the one hand, and Buyer, on the other hand, in the same proportion that the dollar amount of disputed items lost by Parent, on the one hand, or Buyer, on the other hand, bears to the total dollar amount in dispute resolved by the Independent Firm.  Each party will bear the fees, costs and expenses of its own accountants and all of its other expenses in connection with matters contemplated by this Section 4.3.

(f) Parent acknowledges that Total Revenue may be lower than $20.0 million for any number of reasons and, as a result, that Parent may not be entitled to the payment of any portion of the Earn-Out Amount.  Although Buyer agrees to act in good faith in conducting the Business over the Earn-Out Period in balancing the wide variety of business decisions facing it from time to time, Buyer may otherwise operate the Business after the Closing Date in its sole discretion.

Section 4.4 Closing.

(a) The closing of the purchase and sale of the Assets and the assumption of the Assumed Liabilities (the "Closing") will take place (i) at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York, 10112 at 10:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions set forth in Article XI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or (ii) at such other place, date and time as Parent and Buyer may agree.  The date and time at which the

Closing actually occurs is referred to herein as the "Closing Date".  The Closing will be deemed to be effective at the close of business on the Closing Date (the "Effective Time").

(b) At the Closing, Parent and the Company will deliver and cause to be delivered the following:

(i) such bills of sale and instruments of assignment, conveyance and transfer as shall reasonably be requested by Buyer to effect or evidence the sale, assignment, conveyance, transfer and delivery of the Assets to Buyer;

(ii) the certificate referenced in Section 11.1(j);

(iii) a standing instruction letter duly executed by Parent instructing the Escrow Agent to transfer shares from the Escrow Property to the name of Buyer when required to pursuant to the terms of the Escrow Agreement to be held by the Escrow Agent pursuant to the Escrow Agreement;

(iv) the Escrow Agreement, executed by Parent and the Escrow Agent;

(v) the Tax Escrow Agreement, executed by Parent and the Tax Escrow Agent, if required pursuant to Section 15.8(b); and

(vi) all other instruments, agreements, certificates and documents required to be delivered by Parent or the Company at or prior to the Closing Date pursuant to this Agreement.

(c) At the Closing, Buyer will deliver the following:

(i) the payments required by Section 4.1(b);

(ii) such instruments of assumption as shall reasonably be requested by Parent to effect or evidence the assumption by Buyer of the Assumed Liabilities;

(iii) the certificate referenced in Section 11.2(h);

(iv) the Escrow Agreement, executed by Buyer and the Escrow Agent;

(v) the Tax Escrow Agreement, executed by Buyer and the Tax Escrow Agent, if required pursuant to Section 15.8(b); and

(vi) all other instruments, agreements, certificates and documents required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.

Section 4.5 Transfer Taxes.  Each party shall be responsible for any sales and transfer Taxes applicable to it and due as a result of the sale of the Assets (including Taxes, if any, imposed upon the transfer of real or personal property) and filing, recording, registration, stamp, documentary and other similar Taxes and fees payable in connection with the Transaction.  The Company and Buyer will reasonably cooperate in preparing or filing all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

Section 4.6 Closing Statement.

(a) At least five (5) business days prior to the Closing Date, the Company shall submit to Buyer a written statement of estimated Current Assets and Current Liabilities as of the last day of the month immediately preceding the Closing Date (the "Estimated Closing Statement") containing the Company's good faith estimate of the Net Working Capital Amount (the "Estimated Net Working Capital Amount"), which shall reflect the items required to be set forth in, and be prepared in a manner consistent with the preparation of, the Closing Statement, in each case in accordance with Section 4.6(b); provided, however, that for purposes of the Estimated Net Working Capital Amount, the parties hereto agree that 50% of the amount of Fuel Sensor Damages (x) actually expended by Parent or the Company from March 1, 2011 through the last day of the month immediately preceding the Closing Date and (y) accrued as current liabilities on the Estimated Closing Statement, shall be added as a credit to the estimated Net Working Capital Amount set forth on the Estimated Closing Statement.  Commencing with the Company's delivery of the Estimated Closing Statement to Buyer, Buyer shall have reasonable access to the books and records and personnel of the Company and the opportunity to consult with the Company for purposes of confirming or disputing the Estimated Net Working Capital Amount.  If Buyer shall disagree, in good faith, with any item set forth in the Estimated Closing Statement or used to determine the Estimated Net Working Capital Amount, then Buyer and the Company shall work, in good faith, to reach agreement on such disputed items and the amounts as agreed to by Buyer and the Company shall constitute the Estimated Net Working Capital Amount.  Notwithstanding the foregoing, Buyer's agreement with the Estimated Net Working Capital Amount (or any item set forth in the Estimated Closing Statement or used to determine the Estimated Net Working Capital Amount) shall not foreclose, prevent, limit or preclude any rights or remedy of Buyer set forth in this Agreement.  If the Estimated Net Working Capital Amount is less than the Target Net Working Capital Amount, the amount of the Closing Payment to be paid by Buyer pursuant to Section 4.1(b)(i) shall be reduced by an amount equal to the difference between the Estimated Net Working Capital Amount and the Target Net Working Capital Amount.  If the Estimated Net Working Capital Amount is more than the Target Net Working Capital Amount, the amount of the Closing Payment to be paid by Buyer pursuant to Section 4.1(b)(i) shall be increased by an amount equal to the difference between the Estimated Net Working Capital Amount and the Target Net Working Capital Amount.

(b) Within 90 days after the Closing Date, Buyer will prepare and deliver to Parent a written statement of the Current Assets, the Current Liabilities and the Net Working Capital Amount (the "Closing Statement").  The date on which the Closing Statement is delivered to Parent is referred to herein as the "Delivery Date".  The Closing Statement shall reflect, as of the Effective Date, the Current Assets and the Current Liabilities, and, subject to the exclusions included in such definitions, will be prepared (i) in accordance with GAAP and (ii) utilizing the same Accounting Practices of the Company as were utilized in the preparation of the November 30, 2010 Balance Sheet as they relate to the amounts to be included in the Closing Statement (but only to the extent such Accounting Practices are in accordance with GAAP) (it being understood that GAAP Accounting Practices will be utilized in the preparation of the Closing Statement to the extent the Accounting Practices of the Company utilized in the preparation of the November 30, 2010 Balance Sheet are not in accordance with GAAP or there were no corresponding Accounting Practices of the Company utilized in the preparation of the November 30, 2010 Balance Sheet); provided that, for the purpose of calculating the U.S. dollars equivalent of any asset or liability to be included in the Closing Statement which is denominated in a currency other than U.S. dollars, the applicable exchange rate published in The Wall Street Journal, Eastern Edition, on the business day preceding the Closing Date shall be used.  Anything contained herein to the contrary notwithstanding, the amounts set forth on the Closing Statement will not reflect any purchase accounting adjustments as a result of the Transaction.  The Closing Statement will be prepared based solely on information available three days prior to the Delivery Date with regard to conditions that exist on the Effective Date.  If the Closing Date precedes the Effective Date, Buyer agrees to conduct the Business in the ordinary course consistent with past practices during the period between the Closing Date and the Effective Date.

(c) Commencing with the Delivery Date and for a period of fifteen (15) days thereafter, Parent shall have reasonable access to the books and records and personnel of the Business and the opportunity to consult with Buyer for purposes of confirming or disputing the Net Working Capital Amount set forth in the Closing Statement.  The Closing Statement will be deemed to be the final, binding and conclusive Closing Statement (the "Final Closing Statement") for all purposes on the 15th day after the Delivery Date unless Parent delivers to Buyer a written notice of its disagreement executed by Parent (a "Notice of Disagreement") on or prior to such date specifying in reasonable detail the nature of Parent's objections to the Closing Statement.  To be assertable in a Notice of Disagreement, an objection by Parent with respect to any individual matter relating to the Closing Statement must assert that the Closing Statement was not prepared in accordance with the terms of Section 4.6(b) and the definitions of Current Assets or Current Liabilities with respect to such matter and relate to an adjustment equal to or greater than $10,000.  Parent hereby irrevocably waives the right to assert any objection with respect to the Closing Statement that is not asserted in a Notice of Disagreement delivered by Parent to Buyer within 15 days after the Delivery Date.  If a Notice of Disagreement is delivered by Parent to Buyer within such 15 day period, then the Closing Statement (as adjusted, if necessary) will be deemed to be the Final Closing Statement for all purposes on the earlier of (x) the date Buyer and Parent resolve in writing all differences they have with respect to the Closing Statement or (y) the date the disputed matters are resolved in writing by the Unaffiliated Firm (as set forth below).  In the event that disputed matters are resolved by the Unaffiliated Firm (as set forth below), the Final Closing Statement will consist of the applicable amounts from the Closing Statement (or amounts otherwise agreed to in writing by Buyer and Parent) as to items that have not been submitted for resolution to the Unaffiliated Firm, and the amounts determined by the Unaffiliated Firm as to items that were submitted for resolution by the Unaffiliated Firm.

(d) During the 30 day period following the delivery of a Notice of Disagreement (the "Resolution Period"), Buyer and Parent will seek in good faith to resolve any differences they may have with respect to matters specified in the Notice of Disagreement.  If, at the end of the Resolution Period, Buyer and Parent have not reached agreement on such matters, Buyer and Parent will promptly jointly engage a single arbitrator from an independent auditing firm of national reputation reasonably acceptable to Buyer and Parent (the "Unaffiliated Firm") to resolve the matters specified in the Notice of Disagreement that remain in dispute by arbitration in accordance with the procedures set forth in this Section 4.6(d).  In connection with such engagement, Buyer and Parent will each execute, if requested by the Unaffiliated Firm, a reasonable engagement letter including customary indemnities.  Promptly after such engagement of the Unaffiliated Firm, Buyer and Parent will provide the Unaffiliated Firm with a copy of this Agreement, the Closing Statement and the Notice of Disagreement.  Each of Buyer, on the one hand, and Parent, on the other hand, may also submit in writing to the Unaffiliated Firm one position statement accompanied by any applicable supporting documentation it or they desire (each, a "Position Statement") with respect to each of the matters set forth in the Notice of Disagreement submitted to the Unaffiliated Firm for resolution.  Position Statements, if any, shall be delivered to the Unaffiliated Firm, with a copy to the other party (at the same time as it is provided to the Unaffiliated Firm), no later than the fifteenth (15th) day following the date the Unaffiliated Firm accepts its engagement hereunder.  The Unaffiliated Firm will have the authority to request in writing such additional written submissions from Buyer or Parent as it deems appropriate; provided that a copy of any such submission will be provided to the other at the same time as it is provided to the Unaffiliated Firm.  Neither Buyer nor Parent will make (or permit any of their Affiliates to make) any additional submission to the Unaffiliated Firm except pursuant to such a written request by the Unaffiliated Firm.  Neither Buyer nor Parent will communicate (or permit any of their Affiliates to communicate) with the Unaffiliated Firm without providing the other a reasonable opportunity to participate in such communication with the Unaffiliated Firm (other than with respect to written submissions in response to the written request of the Unaffiliated Firm).  The Unaffiliated Firm will have 45 days (or such longer period as may be reasonably required by the Unaffiliated Firm) to review the documents provided to it pursuant to this Section 4.6(d).  Within such 45 day period (or such longer period as may be reasonably required by the Unaffiliated Firm), the Unaffiliated Firm will furnish simultaneously to Buyer and Parent its written determination with respect to each of the matters in dispute submitted to it for resolution.  The Unaffiliated Firm will resolve the differences regarding the Closing Statement based solely on the information provided to the Unaffiliated Firm by Buyer and Parent pursuant to the terms of this Agreement (and not independent review).  The Unaffiliated Firm's authority will be limited to resolving disputes with respect to whether the Closing Statement was prepared in accordance with the terms of Section 4.6(b) and the definitions of Current Assets and Current Liabilities with respect to the individual items on the Closing Statement in dispute specified in the Notice of Disagreement (it being understood that the Unaffiliated Firm will have no authority to make any adjustments to any financial statements or amounts other than amounts set forth on the Closing Statement that are in dispute).  In resolving any disputed item, the Unaffiliated Firm may not assign a value to such item greater than the greatest value for such item asserted by Buyer or Parent or less than the smallest value for such item asserted by Buyer or Parent.

(e) The decision of the Unaffiliated Firm will be, for all purposes, conclusive, non-appealable, final and binding.  Such decision will be subject to specific performance pursuant to Section 15.16, and judgment may also be entered thereon as an arbitration award pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1-16, in any court of competent jurisdiction (subject to Section 15.12).  The fees of the Unaffiliated Firm will be borne by Buyer, on the one hand, and Parent, on the other hand, in the same proportion that the dollar amount of disputed items lost by Buyer, on the one hand, or Parent, on the other hand, bears to the total dollar amount in dispute resolved by the Unaffiliated Firm.  Each party will bear the fees, costs and expenses of its own accountants, attorneys and other experts and all of its other expenses in connection with matters contemplated by this Section 4.6.

(f) Within ten (10) business days after the Closing Statement is deemed to be the Final Closing Statement in accordance with Section 4.6(c):

(i) if the Net Working Capital Amount shown on the Final Closing Statement (the "Final Net Working Capital Amount") is less than the Estimated Net Working Capital Amount, Parent will return to Buyer shares of Buyer Stock having a value equal to the sum of (A) the difference between the Estimated Net Working Capital Amount and the Final Net Working Capital Amount, plus (B) interest on such difference from the Closing Date to the date of payment (calculated based on actual days elapsed in a 365-day year) at a rate of 8% per annum, with such shares valued at $3.001 per share (the "Adjustment Market Price");  provided, however, that for purposes of the Final Net Working Capital Amount, the parties agree that 50% of the amount of Fuel Sensor Damages (x) actually expended by Parent or the Company from March 1, 2011 through the Effective Date and (y) accrued as current liabilities on the Final Closing Statement, shall be added as a credit to the Net Working Capital Amount set forth on the Final Closing Statement.

(ii) if the Final Net Working Capital Amount is greater than the Estimated Net Working Capital Amount, then Buyer will pay to Parent a value equal to the sum of (A) the difference between the Final Net Working Capital Amount and the Estimated Net Working Capital Amount, plus (B) interest on such difference from the Closing Date to the date of payment (calculated based on actual days elapsed in a 365-day year) at a rate of 8% per annum (such sum, the "Adjustment Amount").  The Adjustment Amount will be paid by Buyer in accordance with the following payment procedures: (x) by delivery to Parent of that number of whole shares of Buyer Stock equal to the Adjustment Amount divided by the Adjustment Market

Price evidenced by stock certificates duly registered in the name of Parent, (y) at the sole option of Buyer, by wire transfer of immediately available funds to Parent for an amount in dollars equal to the Adjustment Amount, or (z) at the sole option of Buyer, by delivery to Parent of any combination of shares of Buyer Stock and amounts in dollars, provided that the aggregate value of shares (such shares to be valued at its Adjustment Market Price) and cash paid to Parent pursuant to this clause (z) is equal to the Adjustment Amount.

Section 4.7 Buyer Stock.  Each stock certificate, book-entry statement, confirmation, transaction statement or other instrument evidencing Buyer Stock issued pursuant to this Agreement shall bear a legend in substantially the following form unless Buyer determines otherwise in compliance with applicable Laws:

"THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER, ASSIGNMENT OR OTHER DISPOSITION IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS."

Section 4.8 Allocation of Purchase Price.  Buyer will, not later than 120 days after the Closing Date, prepare and deliver to Parent a schedule (the "Allocation Schedule") allocating the total aggregate value of the consideration to be paid by Buyer under this Agreement and the Assumed Liabilities among the Assets, in accordance with Section 1060 of the Code and any Treasury Regulations pursuant thereto (or any comparable provisions of state or local tax law) or any successor provision.  Parent will have the right to raise reasonable objections to the Allocation Schedule within 10 days after its receipt thereof, in which event Parent and Buyer will negotiate in good faith to resolve such objections.  Except to the extent otherwise required by applicable Laws, Buyer and Parent will, and Buyer and Parent will cause each of their respective subsidiaries and Affiliates (including, in the case of Parent, the Company) to, make all tax returns, reports, forms, declarations, claims and other statements in a manner consistent with the Allocation Schedule and will not make any inconsistent statement or adjustment on any returns or during the course of any IRS or other Tax audit.

ARTICLE V

BASIC REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Buyer as follows:

Section 5.1 Organization; Authority; Binding Obligation.  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Arizona.  Parent has all requisite corporate power and authority to execute and deliver each Transaction Document delivered or to be delivered by Parent and to perform all of Parent's obligations hereunder and thereunder.  The execution, delivery and performance by Parent of each Transaction Document delivered or to be delivered by Parent and the consummation by Parent of the Transaction has been duly authorized by all necessary and proper corporate action on the part of Parent, other than obtaining the Required Parent Vote.  This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.  Each other Transaction Document delivered or to be delivered by Parent will be duly executed and delivered by Parent and, when so executed and delivered, will constitute the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.

Section 5.2 No Breach.  None of the execution, delivery or performance by Parent of any Transaction Document delivered or to be delivered by Parent or the consummation of the Transaction does or will, with or without the giving of notice or the lapse of time or both (a) require any Permit applicable to Parent, or (b) conflict with, or result in a breach or violation of or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under (i) the certificate of incorporation, by-laws or other governing documents of Parent, (ii) any Contract of Parent, or any of its Affiliates or (iii) any Law or Permit or other requirement to which Parent or its properties or assets are subject, except for those requirements which would not have, individually or in the aggregate, a material adverse effect on the ability of Parent to consummate the Transaction.

Section 5.3 Title.  Parent has good and marketable title to, and is the sole record and beneficial owner of 100% of the Membership Units (and on the Closing Date will have good and marketable title to, and will be the record and beneficial owner of, such Membership Units), free and clear of any Liens.

Section 5.4 No Brokers.  Other than Oberon Securities, whose fees shall be paid by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any Affiliate of Parent who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction, nor is there any basis for any such fee, commission or payment to be claimed by any Person against Parent or the Company.

Section 5.5 Governmental Approvals.  Except as set forth on Schedule 6.13, no material Consent or order of, with or to any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance by Parent of any Transaction Document or the consummation by Parent of the Transaction.

Section 5.6 Accredited Investor.  Parent is an accredited investor as such term is defined in Regulation D under the Securities Act.

Section 5.7 Investment Intent.  Parent is acquiring the shares of Buyer Stock pursuant to this Agreement for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing or otherwise disposing of any of such shares in violation of the Securities Act.  Notwithstanding the foregoing, Buyer acknowledges and agrees that Parent may transfer shares of perpetual convertible preferred stock of Buyer to be received under Section 4.1(b)(ix) to holders of Parent’s preferred stock in redemption thereof.

Section 5.8 Investment Decision.  Parent has been afforded the opportunity, directly or through its Representatives, to ask questions of and receive answers from the management of Buyer concerning the investment in the Buyer Stock and has sufficient knowledge and experience in investing in companies similar to Buyer so as to be able to evaluate the risks and merits of its investment in the Buyer Stock.  Parent acknowledges and affirms that it has completed an investigation, analysis and evaluation of Buyer that it deemed necessary or appropriate, and that in making its decision to enter into this Agreement, and consummate the Transaction, it has relied on such investigation, analysis, and evaluation.

Section 5.9 Transfer Restrictions.  Parent is aware that the shares of Buyer Stock to be issued to Parent pursuant to this Agreement have not been registered under the Securities Act or any applicable U.S. state securities laws, and agrees that the Buyer Stock will not be offered or transferred, sold, assigned, pledged, hypothecated, gifted, encumbered or otherwise disposed of except (a) pursuant to a registration statement which has been declared effective under the Securities Act, (b) pursuant to Rule 144 under the Securities Act or (c) pursuant to any other available exemption from the registration requirements of the Securities Act, if in the opinion of counsel reasonably acceptable to Buyer such exemption is applicable.  Parent will not transfer any shares of Buyer Stock to be issued to Parent pursuant to this Agreement in violation of the provisions of any applicable U.S. federal or state or other jurisdiction's securities laws.  Notwithstanding the foregoing, Buyer acknowledges and agrees that Parent may transfer shares of perpetual convertible preferred stock of Buyer to be received under Section 4.1(b)(ix) to holders of Parent’s preferred stock in redemption thereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE BUSINESS

The Company and Parent, jointly and severally, hereby represent and warrant to Buyer as follows:

Section 6.1 Organization; Authority.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has no Subsidiaries.  The Company has all requisite power and authority (corporate or otherwise), to own, lease and operate the Assets and to carry on the Business as presently conducted and as it will be conducted through the Closing Date.  The Company is duly qualified to transact business and is in good standing as a foreign limited liability company in each jurisdiction in which the ownership, leasing or holding of Assets by it or the conduct or nature of the Business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.  Set forth on Schedule 6.1 is a list of the jurisdictions in which the Company is qualified to transact business.  True, complete and correct copies of the certificate of formation and operating agreement (or similar governing documents), minute books, stock certificate books and stock transfer books, in each case as amended to date, of the Company have previously been delivered to Buyer.

(b) The Company has all requisite power and authority (corporate or otherwise) to execute and deliver each Transaction Document delivered or to be delivered by it and to perform all of its obligations under the Transaction Documents.  The execution, delivery and performance by the Company of each Transaction Document delivered or to be delivered by the Company and the consummation by the Company of the Transaction have been duly authorized by all necessary and proper action (corporate or otherwise) on the part of the Company, subject to obtaining the Required Parent Vote.

(c) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.  Each other Transaction Document to be delivered by the Company will be duly executed and delivered by the Company and, when so executed and delivered, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.

Section 6.2 No Breach.  Except as set forth on Schedule 6.2, none of the execution, delivery or performance by Parent or the Company of any Transaction Document or the consummation by Parent or the Company of the Transaction does or will, with or without the giving of notice or the lapse of time or both, (a) require any Permit applicable to the Company, (b) result in the creation of any Lien upon any of the Assets (except for Permitted Liens) or upon the membership interests of the Company, or (c) conflict with, or result in a breach or violation of or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under (i) the operating agreement or other governing documents of the Company, (ii) any Material Contract or (iii) any Law or material Permit or other requirement to which the Company or any of its properties or assets are subject.

Section 6.3 Title to Assets.  Other than the Company, no other Person owns any of the Assets.  Except as set forth on Schedule 6.3, on the date hereof, the Company owns all of the Assets, free and clear of any Lien, other than Permitted Liens.  Immediately after the Effective Time, Buyer will have good, valid and marketable title to all the Assets, free and clear of any Lien, other than Permitted Liens.  The Assets do not include stock or other equity interests in any Person.

Section 6.4 Equity Interests.  Except as set forth on Schedule 6.4, the Company does not own beneficially or otherwise, directly or indirectly, any capital stock of, or other securities, equity or ownership interest in, or has any obligation to form or participate in, any corporation, partnership or other Person.

Section 6.5 Affiliate Transactions.  Except as set forth on Schedule 6.5, there is no, and during the past three years there has not been any:

(a) indebtedness, Contract, arrangement, transaction or payment or transfer, directly or indirectly, of any funds or other property, between the Company, on the one hand, and any Affiliate, employee, officer, director or shareholder of the Company or any Affiliate or Associate of any thereof, on the other hand, except for (i) regularly scheduled cash compensation paid to employees of the Company consistent with written policies of the Company and amounts paid to employees of the Company pursuant to existing employee benefit plans listed in Schedule 6.16(b) and (ii) reimbursements of ordinary and necessary business expenses of employees of the Company incurred in connection with their employment consistent with written policies of the Company;

(b) interest (including as an owner, lessor, lessee, licensor or licensee) of any Affiliate, employee, officer, director or shareholder of the Company or any Affiliate or Associate of any thereof in any Assets (whether real, personal, or mixed and whether tangible or intangible) owned or used by or pertaining to the Business; or

(c) ownership (of record or as a beneficial owner) by any Affiliate, employee, officer, director or shareholder of the Company or any Affiliate or Associate of any thereof of an equity interest or any other financial or profit interest in a Person that has (i) had business dealings or a material financial interest in any transaction with the Company (other than business dealings or transactions conducted in the ordinary course of business consistent with past practices with the Company at prevailing market prices and on prevailing market terms) or (ii) engaged in competition with the Company with respect to any products or services of the Business in any market presently served by the Business (except for ownership of less than one percent of the outstanding capital stock of any corporation that is publicly traded on any recognized exchange or in the over-the-counter market).

Section 6.6 Financial Information.

(a) Parent has filed with the SEC all reports, including amendments thereto, required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials being collectively referred to herein as the “Parent SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such Parent SEC Reports prior to the expiration of any such extension.  As of their respective dates, the Parent SEC Reports complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the Parent SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of Parent included in the Parent SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended.  In the case of unaudited interim financial statements, such statements include all adjustments (including normal recurring accruals) necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for the periods presented.

(b) Set forth on Schedule 6.6(b) are the unaudited balance sheets of the Company as of December 31, 2010 and December 31, 2009, and the quarterly statements of operations of the Company for each of the fiscal quarters in the calendar years ended December 31, 2010 and December 31, 2009 (collectively, with the notes thereto, the "Company Financial Statements").  The Company Financial Statements have been prepared from and in accordance with the books, accounts and financial records of the Company (which are maintained in accordance with GAAP) and in accordance with GAAP consistently applied.  The Company Financial Statements present fairly the financial position of the Company as of the dates set forth therein and their results of operations and cash flows for the periods set forth therein.

(c) Except for Liabilities (i) set forth on Schedule 6.6(c), (ii) in the amounts set forth or reserved on the December 31, 2010 Balance Sheet or (iii) arising in the ordinary course of business consistent with past practices since December 31, 2010 and which, individually or in the aggregate, are not material, the Company has no Liabilities of any kind or nature.

(d) All accounts and notes receivable and other receivables of the Company arose from bona fide sales and deliveries of goods or performance of services in the ordinary course of business consistent with past practices, and were recorded in accordance with GAAP.  None of such receivables are subject to any performance obligations by the Company prior to collection.  Except for amounts recorded as deferred revenue on the December 31, 2010 Balance Sheet, all such receivables have been adequately reserved in the December 31, 2010 Balance Sheet in accordance with GAAP and are free of any defenses, setoffs or counterclaims.  Except as has been reserved against in the December 31, 2010 Balance Sheet, there is no dispute with respect to the amount or validity of any receivables of the Company.

Section 6.7 Taxes.

(a) All federal, state, local and foreign tax returns, reports, declarations, statements, elections and other documents ("Tax Returns") required to be filed by or in respect of the Company or any predecessor entity thereof, or any consolidated, combined, affiliated or unitary group of which the Company is or has ever been a member have been timely filed with the appropriate tax authorities in all jurisdictions in which such Tax Returns are or were required to be filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired.  Each such Tax Return was true, complete and correct in all material respects.  The Company has made available to Buyer true, complete and correct copies of all Tax Returns.  Notwithstanding the foregoing, the Company has not filed sales tax or transaction privilege tax returns with the state of New Jersey, nor any local taxing jurisdiction in New Jersey.  The Company shall be liable for any tax due with respect to such returns to the extent such returns are or were required.

(b) Other than possible sales taxes as described in Section 6.7(a), all Taxes with respect to taxable periods or portions thereof covered by such Tax Returns and all other Taxes (without regard to whether a Tax Return was or is required) for which the Company is otherwise liable that are due or payable or that have been incurred by the Company have timely been paid in full and to the extent the liabilities for such Taxes are not due, adequate reserves have been established with respect to such Taxes on the December 31, 2010 Balance Sheet in accordance with GAAP.  Since the date of the December 31, 2010 Balance Sheet, the Company has not incurred any liability for Taxes arising from transactions outside the ordinary course of business consistent with past practices.

(c) Other than possible sales taxes as described in Section 6.7(a), the Company has timely withheld proper and accurate amounts from its employees, independent contractors, customers, shareholders and others from whom it is or was required to withhold Taxes in compliance with all applicable Laws and has timely and properly paid all such withheld amounts to the appropriate taxing authorities.

(d) All Taxes due with respect to any completed and settled audit, examination or deficiency Action with any taxing authority for which the Company or any predecessor entity is or might otherwise be liable have been paid in full.

(e) There is no audit, examination, claim, levy, administrative proceeding or lawsuit pending or, to the knowledge of the Company, threatened with respect to any Taxes for which the Company is or might otherwise be liable and no taxing authority has given notice that it is conducting or intends to conduct an audit or examination with respect to any such Taxes.  No issue has arisen in any examination of the Company by any taxing authority that, if raised with respect to the same or substantially similar facts arising in any other Tax period not so examined, would result in a deficiency for such other period, if upheld.  The Company has not waived or extended any statute of limitations in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment, reassessment, deficiency or with respect to the payment of any Taxes.  The Company is not a party to any power of attorney with respect to a tax matter that is currently in force.  The Company has not entered into any closing agreements with the IRS or any other taxing authority.  The Company has delivered to

Buyer true, complete and correct copies of all examination reports or other similar reports and statements of deficiencies assessed against or agreed to by, or on behalf of, the Company since December 31, 2005.

(f) The Company has not requested or received any private letter ruling of the IRS or comparable rulings or guidance issued by any other taxing authority.

(g) None of the Assets (i) is tax-exempt use property within the meaning of Section 168(h) or Section 470(c)(2) of the Code, (ii) directly or indirectly secures any debt the interest on which is exempt under Section 103(a) of the Code or (iii) is property that is required to be treated as being owned by any Person (other than the Company) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986.

(h) The Company has disclosed on its federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.  The Company has not engaged in a reportable transaction described in Section 1.6011-4 of the Treasury Regulations.

(i) No Liens for Taxes exist with respect to any of the Assets, except for Permitted Liens.

(j) No jurisdiction where the Company does not file a Tax Return has made a claim in writing that the Company is required to file a Tax Return or is subject to Tax in such jurisdiction.

(k) The Company is not liable, nor does the Company have any potential liability, for the Taxes of another Person (i) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law), (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.  The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement.

(l) Except as set forth on Schedule 6.7(l), the Company does not have a permanent establishment in any foreign country with which the United States has a relevant Tax treaty, as defined in such relevant Tax treaty, nor does the Company otherwise operate or conduct business through any branch in any foreign country.

Section 6.8 Intellectual Property Matters.

(a) Set forth on Schedule 6.8(a) are all patents, patent applications, patent and invention disclosures available for filing, mask works, copyright applications and registrations, trademarks, trademark applications and registrations and domain name registrations which constitute Business Intellectual Property indicating for each, the applicable jurisdiction, title, registration number (or application number), the date issued (or date filed) and all current applicants (or registered owners).

(b) Set forth on Schedule 6.8(b) are all Contracts of the Company relating to the Business Intellectual Property, including the distribution or license of, or royalty payments with respect to, Business Intellectual Property, whether as licensor or licensee and Contracts of the Company with current or former employees, consultants or contractors, regarding the appropriation or nondisclosure of any Intellectual Property, and also including a complete and accurate description of any oral or implied contract, the enforcement of which (or ability to enforce) would be material to the Business.

(c) Except as set forth on Schedule 6.8(c):

(i) the Company owns all right, title and interest in and to (or, in the case of Business Intellectual Property subject to license agreements in favor of the Company set forth on Schedule 6.8(b), has the right to use in accordance with the terms of such license agreements) all of the Business Intellectual Property, free and clear of any Liens and free from any requirement of any past, present or future payments (other than maintenance and similar payments), charges or fees or conditions, rights or restrictions (except, in the case of Business Intellectual Property subject to license agreements in favor of the Company set forth on Schedule 6.8(b), as otherwise provided pursuant to the terms of such license agreements);

(ii) no Business Intellectual Property or any service rendered by the Company, or any product, process or material developed, manufactured, produced or used by the Company, is alleged to infringe upon or infringes upon any Intellectual Property or other rights owned or held by any other Person;

(iii) the rights of the Company in and to all Business Intellectual Property are valid and enforceable and no Business Intellectual Property is subject to any outstanding Lien, judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any Governmental Entity, nor is there (or has there been) any pending or threatened, Action relating to any Business Intellectual Property (including any interference, reissue, reexamination or opposition proceeding or proceeding contesting the rights of the Company to any Business Intellectual Property or the ownership, use, enforceability or validity of any Business Intellectual Property);

(iv) to the knowledge of the Company, there is no infringement or misappropriation of any Business Intellectual Property by any Person;

(v) there are no Contracts between the Company, on the one hand, and any other Person, on the other hand, which may have been terminated or expired prior to the date hereof and under which the Company has granted rights or licenses in any Business Intellectual Property or granted an option to acquire any rights or licenses in any Business Intellectual Property, which rights or licenses or option to acquire survived such termination or expiration;

(vi) the Company has not covenanted or agreed with any Person not to sue or otherwise enforce any legal rights with respect to any Business Intellectual Property;

(vii) all Business Intellectual Property (other than Business Intellectual Property subject to license agreements in favor of the Company set forth on Schedule 6.8(b)) was developed entirely by employees of the Company during the time they were employees of the Company or as a “work for hire” within the meaning of the United States Copyright Act, as amended, (or comparable provision in the copyright law of the jurisdiction where the work at issue was created, including without limitation Section 17 of the India Copyright Act), owned by and copyrighted to the Company, including such Business Intellectual Property furnished to the Company by its principal outside Intellectual Property contractor located in India; and

(viii) all of the Business Intellectual Property is in compliance in all material respects with all applicable Laws (including payment of filing, examination, and maintenance fees and proofs of working or use) and except as set forth on Schedule 6.8(c), no filing, response, or payment is or will be due within 60 days after the Closing Date.

(d) The Company has taken all reasonable steps (including measures to protect secrecy and confidentiality) to protect the Company's right, title and interest in and to all Business Intellectual Property.  All employees, agents, consultants and other representatives of the Company who have access to confidential or proprietary information of the Company have a legal obligation of confidentiality to the Company with respect to such information.  Except as set forth on Schedule 6.8(d), all employees of the Company have duly executed and delivered agreements with the Company pertaining to the assignment, without additional consideration, to the Company of all inventions, discoveries and ideas, whether or not patented or patentable, conceived or reduced to practice during the course of their employment by the Company or its Affiliates.  Only those persons listed on Schedule 6.8(d) have conceived or reduced to practice any invention, discovery or idea that constitutes any material part of the Business Intellectual Property.

(e) Except as set forth on Schedule 6.8(e), the existing documentation relating to material trade secrets and material confidential business and technical information included in the Business Intellectual Property is current and sufficient in all material respects to identify and explain such trade secrets and confidential business and technical information and to allow its full and proper use.

(f) Except as set forth on Schedule 6.8(f), the Business Intellectual Property constitutes all Intellectual Property rights necessary to conduct fully the Business as it is being conducted as of the date hereof and as it will be conducted through the Closing Date.

(g) Except as set forth on Schedule 6.8(g), the Company has not released, or escrowed for the benefit of others, any of the source code or other Business Intellectual Property developed for the Business by or on behalf of the Company, and no Person other than the Company is in possession of such source code.

(h) Except as set forth on Schedule 6.8(h), the software included in the Business Intellectual Property and all other software used by the Company in the Business does not contain any open source code or any other components, in each case that require reciprocity of disclosure or use (including through any form of the GNU General Public License or other open source licenses).  No proprietary or trade secret material of the Company is imbedded in any shared open source code.

Section 6.9 Assets and Properties.

(a) The Company has (i) good and marketable title to all of its assets and properties (whether real, personal or mixed, or tangible or intangible) which it purports to own (including all assets and properties recorded on the December 31, 2010 Balance Sheet, other than inventories disposed of in the ordinary course of business consistent with past practices since December 31, 2010) and (ii) valid leasehold interests in all of its assets and properties which it purports to lease, in each case (with respect to both clause (i) and (ii) above), free and clear of any Liens, other than Permitted Liens.

(b) The Company does not own and has never owned any real property.

(c) Schedule 6.9(c) contains a true, complete and correct list of (i) all real estate leased, subleased or occupied by the Company pursuant to a Lease (the "Leased Premises"), indicating the ownership, street address and use of each of the Leased Premises (and prior uses to the extent known to Parent) and (ii) all Leases to which the Company is a party (including all subleases and other Leases through which the Company has granted any interest in any of the Leased Premises, or any portion thereof, to any Person).

(d) The Company (and no other Person) is in actual occupancy of all Leased Premises leased by it and the Company enjoys peaceful and undisturbed possession thereof.  There are no restrictions imposed by any Lease or other Contract or by Law which preclude or restrict the ability to use the Leased Premises for the purposes for which they are currently being used.

(e) All existing water, sewer, steam, gas, electricity, telephone and other utilities and services required for the use, occupancy, operation and maintenance of the Leased Premises are adequate for the conduct of the Business as it is being conducted as of the date hereof and as it will be conducted through the Closing Date.

(f) All of the material tangible Assets are adequately maintained and are in good operating condition and repair and free from any material defects (including latent defects and adverse physical conditions), reasonable wear and tear excepted, and are suitable for the uses for which they are being used.

(g) The inventories (other than inventory for which a reserve has been provided) included in the Final Closing Statement are of such quality as to meet the quality control standards of the Company and any applicable governmental quality control standard and are usable in the ordinary course of business in amounts consistent with past practice, and (b) the inventories included in the Final Closing Statement that are finished goods are saleable in the ordinary course of business.

Section 6.10 Contracts.

(a) Schedule 6.10(a) lists all of the following Contracts of the Company under which any of the parties thereto have any continuing obligation thereunder (other than those set forth in Schedule 6.8(b), Schedule 6.9(c), Schedule 6.16(b) or Schedule 6.16(i)):

(i) all Contracts (or groups of related Contracts) for the lease (whether as lessor or lessee) of personal property to or from the Company;

(ii) all Contracts (or groups of related Contracts) for the purchase or sale of inventories, materials, commodities, components, supplies, products or real, personal or mixed property, or for the furnishing or receipt of services (other than service contracts that are on the Company's standard service agreement form (without any material modification) providing for annual service revenue of less than $25,000), including customer and supply Contracts, which provide for aggregate payments to or from the Company of $10,000 or more;

(iii) all Contracts concerning a partnership, joint venture, joint development or other cooperation arrangement;

(iv) all Contracts providing for management services or for the services of independent contractors or consultants (or similar arrangements);

(v) all Contracts providing for advertising, promotional or marketing services;

(vi) all Contracts (or groups of related Contracts) relating to or evidencing Indebtedness of the Company (or the creation, incurrence, assumption, securing or guarantee thereof), other than the Anderson Loan Agreement;

(vii) all Contracts (or groups of related Contracts) under which (A) any Person has directly or indirectly guaranteed any Liabilities of the Company or (B) the Company has directly or indirectly guaranteed any Liabilities of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business consistent with past practices);

(viii) all Contracts (or groups of related Contracts) under which the Company has directly or indirectly made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, including employees, or which involve a sharing of profits, losses, costs or Liabilities by the Company with any other Person;

(ix) all Contracts (or groups of related Contracts) providing for or granting a Lien upon any Assets, other than the Anderson Loan Agreement;

(x) all Contracts providing for indemnification of any Person with respect to Liabilities relating to any current or former business of the Company or any predecessor Person of any thereof;

(xi) all Contracts between or among the Company, on the one hand, and any Affiliate, employee, officer, director or shareholder of the Company or any Affiliate or Associate of any thereof, on the other hand;

(xii) all Contracts with any broker, distributor, dealer or sales representative relating to the distribution or sale of products;

(xiii) all Contracts providing for or containing confidentiality and non-disclosure obligations (other than standard non-disclosure forms signed by employees generally, copies of which have been provided to Buyer or contained in the Company's standard forms of customer agreements, true, complete and correct copies of which have been made available to Buyer);

(xiv) all Contracts for or relating to the purchase or sale of any business, corporation, partnership, joint venture, association or other business organization or any division, material assets, operating unit or product line thereof since December 31, 2006;

(xv) all Contracts which limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or which limit or purport to limit or restrict the ability of the Company with respect to the development, manufacture, marketing, sale or distribution of, or other rights with respect to, any products or services;

(xvi) all Contracts which provide for or contain any exclusive supply, exclusive purchase or other exclusive dealing arrangements;

(xvii) all Contracts which provide for or contain right of first refusal or similar provisions;

(xviii) all derivative, hedging and similar Contracts (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any other Contracts designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices);

(xix) all Contracts with any Governmental Entity; and

(xx) all Contracts which provide for aggregate payments to or from the Company of $10,000 or more or which are otherwise material to the Company which are not described in any of the categories specified in this Section 6.10(a).

Each Contract set forth or required to be set forth on Schedule 6.10(a), Schedule 6.8(b), Schedule 6.9(c), Schedule 6.16(b) or Schedule 6.16(i) is referred to herein as a "Material Contract".

(b) Each Material Contract is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.  None of the Material Contracts requires any payments or the performance of any obligations that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(c) Except as set forth on Schedule 6.10(c), the Company (and, to the knowledge of the Company, each of the other party or parties thereto), has performed in all material respects all obligations required to be performed by it under each Material Contract to which it is a party.  Except as set forth on Schedule 6.10(c), no default, violation or other event has occurred or circumstance exists by or with respect to the Company or, to the knowledge of the Company, by or with respect to any other Person that (with or without lapse of time or the giving of notice or both) does or may contravene, conflict with or result in a violation or breach of or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate any obligation under, or to cancel, terminate or modify, any Material Contract.  There are no renegotiations of, attempts or requests to renegotiate or outstanding rights to renegotiate any Material Contract with any Person.  No party to any Material Contract has repudiated any provision thereof or terminated any Material Contract or given written notice of any such termination, and the Company has no reason to believe that any other party or parties to any Material Contract intends to exercise any right of cancellation, termination or non-renewal thereof.  The Company has heretofore made available to Buyer true, complete and correct copies of all written Material Contracts and a true, complete and correct written summary of all oral Material Contracts.

(d) Except as set forth on Schedule 6.10(d), there are no "change of control", "right of first refusal" or similar provisions or any obligations arising under any Material Contract which are created, accelerated or triggered by the execution, delivery or performance of any Transaction Document or the consummation of the Transaction.

(e) The Contracts of the Company for which losses have been recorded or reserved against in the Company Financial Statements and the amount of such losses recorded or reserved for each such Contract are set forth on Schedule 6.10(e).  The Company does not have any Contracts for which a loss should be recorded or reserved in accordance with GAAP, other than Contracts set forth on Schedule 6.10(e).

Section 6.11 Litigation.

(a) Except as set forth on Schedule 6.11(a), no judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any arbitrator, court or other Governmental Entity to which any of Parent, the Company or any Affiliate of any thereof is party or by which any of Parent, the Company or any Affiliate of any thereof or any assets of any thereof is bound, and which relates to or affects the Company, the Assets, the Assumed Liabilities, the employees of the Company, the Business, any Transaction Document or the Transaction is in effect.  Except as set forth on Schedule 6.11(a), none of Parent, the Company or any Affiliates of any thereof is (or has been in the past three (3) years) party to or engaged in or, to the knowledge of the Company, threatened with any Action which relates to or affects the Company, the Assets, the Assumed Liabilities, the employees of the Company, the Business, any Transaction Document or the Transaction, and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in any such Action.  There is no Action which the Company presently intends to initiate.

(b) No order has been made, petition presented or resolution passed for the winding-up of the Company and no meeting has been convened for the purposes of winding-up the Company.  No steps have been taken for the appointment of an administrator or receiver of all or any part of any of the Assets.  The Company has not made or proposed any arrangement or composition with its creditors or any class of its creditors.  The Company is not insolvent, and the Company is not unable to pay its debts within the meaning of the insolvency legislation applicable to it and has not stopped paying its debts as they fall due.

Section 6.12 Environmental Matters.  Except as set forth on Schedule 6.12, none of the Facilities has been used at any time when such Facilities were owned, leased or operated by the Company, or to the knowledge of the Company, at any other time:  (i) as a site for the storage, except as authorized under applicable Environmental Laws, or disposal of any Hazardous Material or (ii) so as to cause a violation of or to give rise to a removal, restoration or reimbursement Liability under any Environmental Law.  Except as set forth on Schedule 6.12, the Company does not have or is not subject to any Environmental Liability.  The Company is in compliance in all material respects and has complied in all material respects with, and all Facilities are being operated in compliance in all material respects and have been operated in compliance in all material aspects with, all applicable Environmental Laws, including in connection with the presence, discharge, generation, treatment, acquisition, storage, handling, removal, transportation, management, processing, use, disposal, Release or threatened Release of, or exposure to, any Hazardous Materials.  The Company has not received any notice of, and to the knowledge of the Company, there are no facts or circumstances that could give rise to any Environmental Liability or any noncompliance described in the immediately preceding sentence.  Except as set forth on Schedule 6.12, to the knowledge of the Company, no underground tanks, asbestos containing materials, lead-based paint, toxic mold or polychlorinated biphenyls has been present at any of the Facilities at any time when such Facilities were owned, leased or operated by the Company, or at any other time.  No spills of any Hazardous Substances have occurred at any of the Facilities at any time when such Facilities were owned, leased or operated by the Company, or to the knowledge of the Company, at any other time.  No environmental assessment reports with respect to any Facility are in the possession or control of the Company or Parent.

Section 6.13 Governmental Approvals.  Except as set forth on Schedule 6.13, no material Consent or order of, with or to any Governmental Entity is required to be obtained or made by or with respect to Parent or the Company in connection with the execution, delivery and performance by Parent or the Company of any Transaction Document or the consummation by Parent or the Company of the Transaction.

Section 6.14 Compliance With Applicable Law.

(a) Except as set forth on Schedule 6.14(a), (i) the Company is in compliance in all material respects and has complied in all material respects with all Laws applicable to the Company, the Business and the Assets, (ii) no claims or complaints from any Governmental Entities or other Persons have been asserted or received by the Company or any Affiliate thereof within the past three years related to or affecting the Company, the Business or the Assets and, to the knowledge of the Company, no claims or complaints are threatened, alleging that the Company or any Affiliate thereof is in violation of any

Laws or Permits applicable to the Company, the Business or the Assets and (iii) no investigation, inquiry, or review by any Governmental Entity with respect to the Company, the Business or the Assets is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation, inquiry or review.

(b) None of Parent or any of its Affiliates (with respect to the Company or the Business), the Company or any of its Affiliates nor any Representative of, or other Person associated with or acting on behalf of, Parent or any of its Affiliates (with respect to the Company or the Business), the Company or any of its Affiliates has directly or indirectly (i) given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, Governmental Entity or governmental, administrative or regulatory official or employee or other Person who was, is or may be in a position to help or hinder in any way any of the Company or the Business (or assist in any way in connection with any actual or proposed transaction), (ii) made or agreed to make any illegal gift, contribution, entertainment or other expense or other payment, or reimbursed any illegal gift, contribution, entertainment or other expense or other payment made by any other Person, to any political party, campaign or candidate for federal, state, local or foreign public office or any Governmental Entity or governmental, administrative or regulatory official or employee or (iii) made or agreed to make any bribe, unrecorded rebate, influence payment, payoff, kickback or other similar unlawful payment.

(c) The Company has obtained all approvals necessary for exporting products of the Company outside of the United States and importing such products into each country in which any such product is currently imported or sold.  All such export and import approvals in the United States and throughout the world are current, valid and in full force and effect.

Section 6.15 Permits.  Schedule 6.15 contains a true, complete and correct list of all material Permits that are held by the Company.  The Permits listed on Schedule 6.15 constitute all the Permits that are necessary for the Company to operate the Business as it is being operated as of the date hereof and as it will be operated through the Closing Date and to own and use the Assets in compliance in all material respects with all Laws applicable to such operation, ownership and use.  All material Permits of the Company are validly held by the Company, are in full force and effect and are not subject to any administrative or judicial periods of appeal.  Except as set forth on Schedule 6.15, no material Permits of the Company will be subject to suspension, modification, revocation, cancellation, termination or nonrenewal as a result of the execution, delivery or performance of any Transaction Document or the consummation of the Transaction.  The Company is in compliance in all material respects and has complied in all material respects with all of the terms and requirements of the material Permits of the Company.

Section 6.16 Employee Matters.

(a) The Company is not a party to any Contract regarding collective bargaining or other Contract with or to any labor union or association representing any employee of the Company, nor does any labor union or collective bargaining agent represent any employee of the Company.  No Contract regarding collective bargaining has been requested by, or is under discussion between management of the Company (or any management group or association of which the Company is a member or otherwise a participant) and, any group of employees of the Company nor are there any representation proceedings or petitions seeking a representation proceeding presently pending against the Company with the National Labor Relations Board or any other labor relations tribunal, nor are there any other current activities, to the knowledge of the Company, to organize any employees of the Company into a collective bargaining unit.  There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened against the Company.  During the past five years there has not been any labor strike, slow-down, work stoppage, lock-out, arbitration or other material labor dispute involving the Company or otherwise related to the Business, and no such labor strike, slow-down, work stoppage, lock-out, arbitration or other material labor dispute is now pending or, to the knowledge of the Company, threatened against the Company.  With respect to each of the Company and its employees: (i) there is no workers' compensation Liability, claim or controversy pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no circumstance exists that is reasonably likely to result in such a Liability, claim or controversy; and (ii) there has been no "plant closing" or "mass layoff" as defined in the Worker Adjustment and Retraining Notification Act or any comparable state or local Law nor any "reduction in force" within the meaning of the Age Discrimination in Employment Act.

(b) Schedule 6.16(b) sets forth a true, complete and correct list of each pension, retirement, savings, money purchase, profit sharing, deferred compensation plan, medical, vision, dental, hospitalization, prescription drug and other health plan, cafeteria, flexible benefits, short-term and long-term disability, accident and life insurance plan, bonus, stock option, equity, stock purchase, stock appreciation, phantom stock, incentive compensation, special compensation, severance, salary continuation, retention and other plan and each other employee or fringe benefit plan, program or Contract to which the Company or any ERISA Affiliate contributes or is required to contribute or has any liability, or which the Company or any ERISA Affiliate sponsors, maintains or administers or which is otherwise applicable to employees or categories of employees of the Company, whether written or oral and whether direct or indirect (hereinafter referred to collectively as the "Plans").  Neither the Company nor any ERISA Affiliate has any plan or commitment, whether or not legally binding, to create any additional plan or modify or change any existing Plan that would affect any current or former employee, director or consultant of the Company.  The Company has made available to Buyer true, complete and correct copies of (i) each Plan (or, in the case of any unwritten Plans, written descriptions thereof) and all related documents (including all amendments thereto), (ii) the three most recent annual reports on Form 5500 filed with the U.S. Internal Revenue Service ("IRS") with respect to each Plan (if any such report was required), actuarial reports and financial statements, if any, with respect to each Plan, (iii) the most recent summary plan description (along with all summaries of material modifications) for each Plan for which such a summary plan description is required, (iv) all material employee communications relating to each Plan, (v) the most recent determination or opinion letter, if any, received from the IRS and all material communications to or from the IRS or any other governmental or regulatory authority relating to each Plan, (vi) annual compliance tests reports and results, if any, for the three most recently completed plan years of each Plan, and (vii) each trust agreement, group annuity contract or other financing arrangement relating to any Plan.

(c) None of the Plans is subject to Title IV of ERISA or Section 412 of the Code and none of the Company or any ERISA Affiliate has, during any time in the six-year period preceding the Closing Date, contributed to, sponsored, maintained or administered or incurred any Liability in respect of any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code.

(d) None of the Company or any Affiliate thereof is required, or has during any time in the six-year period preceding the Closing Date been required, to contribute to or has incurred any withdrawal liability in respect of any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

(e) Each Plan (and each related trust, insurance contract or fund) is, and has been administered and operated, in compliance with its terms and with all applicable Laws, including ERISA and the Code.  Each Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS to the effect that it meets the requirements of Sections 401(a) of the Code and its related trust meets the requirements of Section 501(a) of the Code and nothing has occurred that would adversely affect the qualified status of such Plan.

(f) None of the Company, any ERISA Affiliate or any Plan or trust created thereunder, nor any trustee, administrator or other fiduciary thereof, has engaged in a transaction in connection with which the Company, any of the Plans, or any such trust, could be subject, directly or indirectly, to either a material Liability or material civil penalty assessed pursuant to Sections 409, 502(i) or 502(1) of ERISA or a tax imposed pursuant to Section 4971, 4972, 4974, 4975, 4976, 4980B, 4980D, 4980E or 4980F of the Code.  There are no pending or, to the knowledge of the Company, anticipated or threatened claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than ordinary course claims for benefits).  There is no judgment, decree, injunction, rule or order of any court, arbitrator or other Governmental Entity outstanding against or in favor of any Plan or any fiduciary thereof (other than rules of general applicability).  There are no pending or, to the knowledge of the Company, threatened audits or investigations by any Governmental Entity involving any Plan.

(g) Each Plan that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA may be amended or terminated at any time without liability to the Company or any ERISA Affiliate.

(h) Except as required under Section 4980B of the Code, the Company does not have any obligation to provide post-retirement health benefits to any employees or former employees of the Company.

(i) Schedule 6.16(i) sets forth a true, complete and correct list of each employment, termination, retention, severance and change of control Contract and policy (whether written or oral) with or for the benefit of any employees or former employees of the Company, including each Contract for the employment of any individual or providing for severance or other termination payment to any employee whose employment is terminated.  All such Contracts and policies are valid and enforceable, and none of the Company or, to the knowledge of the Company, the employees or former employees of the Company is in default in any material respect under any thereof.  Except as separately set forth on Schedule 6.16(i), none of the execution, delivery or performance of any Transaction Document or the consummation of the Transaction will result in any obligation to pay any employees of the Company severance pay, or termination, retention or other benefits or accelerate the time of payment or result in any payment or funding of benefits under, or increase the amount payable or result in any other obligation pursuant to, any Plan, other than such payments or obligations that will be paid by or solely the responsibility of the Company or Parent.  To the knowledge of the Company, none of employees of the Company is in violation or default of any non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to a former employer related to the right of such employee to be employed by the Company or the employee's knowledge or use of trade secrets.

(j) Schedule 6.16(j) contains a true, complete and correct list of the following information (as of December 31, 2010) for each employee and director of the Company, including each employee on leave of absence, layoff or disability status:  name; job title; current compensation paid or payable and any change in compensation since December 31, 2010, including without limitation base salary; vacation and paid time off accrued; and full or part-time status.

(k) Each "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code is being operated in compliance with or is exempt from, and since January 1, 2005 has been operated in compliance with or has been exempt from, Section 409A of the Code and applicable guidance issued thereunder, and is in documentary compliance with or is exempt from, and since the deadline required under Sections 409A of the Code has been in documentary compliance with or has been exempt from, Section 409A of the Code and applicable guidance issued thereunder.

(l) Except for any relationship described in Schedule 6.16(l), the employment relationship between each of the Company, on the one hand, and each current employee thereof, on the other hand, is "employment at will".

(m) Each of the Company and its Affiliates is in compliance in all material respects and has complied in all material respects with the Laws governing employees located in jurisdictions outside of the United States ("Foreign Employees") and the Company and its Affiliates have no employee benefit plans, schemes, programs and arrangement that cover Foreign Employees.

Section 6.17 Absence of Material Adverse Effect and Certain Events.

(a) Except as set forth on Schedule 6.17(a), no conditions, circumstances or state of facts exist, and since December 31, 2010, there have not been any events, occurrences, changes, developments or circumstances, which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect with respect to the Company.

(b) Without limiting the generality of the foregoing, except as set forth on Schedule 6.17(b), from and after December 31, 2010, the Company has conducted the Business only in the ordinary course consistent with past practices and the Company has not:

(i) suffered damages, destruction or casualty losses (whether or not covered by insurance) in excess of $10,000 in the aggregate;

(ii) made any capital expenditure or series of capital expenditures in excess of $10,000 in the aggregate;

(iii) except for regularly scheduled increases or decreases in compensation to employees made in the ordinary course of business consistent with past practices, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any of their respective directors, officers, employees or agents, or agreed or promised (orally or otherwise) to pay, conditionally or otherwise, any bonus or extra compensation or other employee benefit to any of such directors, officers, employees or agents;

(iv) (A) entered into any employment agreement with or for the benefit of any Person referred to in subparagraph (iii) above; (B) paid any pension, retirement allowance or other employee benefit not required by any Plan, agreement or arrangement existing as of December 31, 2010 to any Person referred to in subparagraph (iii) above or (C) agreed or promised (orally or otherwise) to pay (conditionally or otherwise) or otherwise committed itself (conditionally or otherwise) to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation, group insurance, vacation pay, severance pay, retirement or other employee benefit plan, agreement or arrangement, or changed the terms of any existing Plan or employee agreement or arrangement;

(v) sold, assigned, leased or transferred any of its assets or properties, other than sales of inventory in the ordinary course of business consistent with past practices;

(vi) amended or renegotiated in any material respect or terminated (other than by completion thereof) any Material Contract;

(vii) incurred, assumed or created any Indebtedness or other Liability (other than Liabilities which are Indebtedness in the ordinary course of business consistent with past practices) or guaranteed any Indebtedness or other Liability of any other Person;

(viii) made, incurred, assumed, created or guaranteed any loan or made any advance (other than the making of employee advances for travel and entertainment in the ordinary course of business consistent with past practices) or capital contribution to or investment in any Person;

(ix) subjected any of its assets or properties to any Lien or permitted any of its assets or properties to be subjected to any Lien, other than Permitted Liens;

(x) made any change in its accounting methods, policies, practices or principles;

(xi) waived or released any rights or claims of material value, including rights or claims under any Material Contract or waived or released any rights or claims against any Affiliate, employee, officer, director or shareholder of the Company or any Affiliate or Associate of any thereof;

(xii) changed or modified any of the credit, collection or payment policies, procedures or practices of the Company, including acceleration of collections of receivables, failure to make or delay in making collections of receivables, acceleration of payment of payables or other Liabilities or failure to pay or delay in payment of payables or other Liabilities;

(xiii) engaged in any discount activity with customers of the Company or any other activity that has accelerated or would accelerate to pre-Closing periods sales that would otherwise in the ordinary course of business consistent with past practices be expected to occur in post-Closing periods;

(xiv) acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or Person, or division, operating unit or product line thereof;

(xv) declared, set aside, paid or made any dividend or other distribution with respect to any of its membership interests, or otherwise made any payments to any of its members in their capacity as such;

(xvi) amended its certificate of incorporation, operating agreement or by-laws (or other similar governing documents);

(xvii) revalued any of the Assets, including writing down the value of its inventory or writing off notes or accounts receivable;

(xviii) made any Tax election, changed any annual Tax accounting period, amended any Tax return, settled or compromised any income Tax liability, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund or failed to make the payments or consented to any extension or waiver of the limitations period applicable to any tax claim or assessment;

(xix) (A) entered into any transaction with any Affiliate, employee, officer, director or shareholder of the Company or any Affiliate or Associate of any thereof or (B) made, directly or indirectly, any payments or transferred, directly or indirectly, any funds or other property to or on behalf of any Affiliate, employee, officer, director or shareholder of the Company or any Affiliate or Associate of any thereof (other than (1) regularly scheduled cash compensation payments and payments under existing employee benefit plans listed on Schedule 6.16(b) to such Persons who are employees of the Company based on such Person's salary and employee benefits as were in effect on December 31, 2010 and (2) reimbursements of ordinary and necessary business expenses of employees of the Company incurred in connection with their employment consistent with written policies of the Company);

(xx) entered into any Lease (including any capitalized lease obligations);

(xxi) settled or compromised any Action; or

(xxii) entered into any agreement or Contract (other than the Transaction Documents) to take any of the types of actions described in subclauses (i) through (xxv) of this Section 6.17(b).

Section 6.18 Sufficiency of Assets.  The Assets constitute and will constitute on the Closing Date (a) all of the material assets and properties (real and personal, tangible and intangible) and rights that are used by the Company in the operation of the Business as it is being conducted as of the date hereof and as it will be conducted through the Closing Date and (b) all the assets and properties (real and personal, tangible and intangible) and rights used to conduct the Business following the Effective Time as it is being conducted as of the date hereof and as it will be conducted through the Effective Time.  Except for Retained Assets or as set forth on Schedule 6.18, no Affiliates of Parent or of the Company (in each case, other than Parent and the Company) own or has ever owned any assets, properties or rights Related to the Business or is engaged in or has ever engaged in the business described in the definition of the "Business".

Section 6.19 Product Warranty.

(a) No product manufactured, sold, leased or delivered or service rendered by the Company is subject to any guarantee, warranty or other indemnity beyond those set forth in the terms and conditions of sale contained in the Material Contracts set forth on Schedule 6.10(a).

(b) Set forth on Schedule 6.19 is the aggregate annual cost to the Company of performing product warranty obligations for each of the previous two (2) fiscal years and the current fiscal year through December 31, 2010.  Schedule 6.19 sets forth a list of all pending or, to the knowledge of Parent or the Company, threatened product warranty claims in excess of $5,000 either individually or in the aggregate.  Since January 1, 2008, the Company has not changed the scope of its contractual obligations for standard warranties with respect to the return, repair or replacement of products manufactured or sold by the Company.  Set forth on Schedule 6.19 is a list of all warranty obligations, whether or not based on any standard warranty form, which are still in force for products of the Company and where the Company has, after the issuance of the warranty, either (i) postponed the commencement of the warranty period; (ii) extended the duration of the warranty period; or (iii) changed the terms of the warranty, including without limitation, the available remedies.  Except as set forth on Schedule 6.19, none of the products currently manufactured or sold by the Company (x) has been in the past five (5) years or currently is the subject of any recall, claims or obligations arising from or alleged to arise from any injury to persons or property as a result of the ownership, possession or use of any product of the Business prior to the Effective Time nor has any recall been threatened in writing in the past five (5) years, or (y) has been in the past three (3) years or currently is the subject of any product liability claim, other than random claims of less than $5,000 per incident.  Except as set forth on Schedule 6.19, neither Parent nor the Company is aware of any facts that might reasonably be expected to cause any future product recalls or any increase in the number of claims resulting from the ownership possession or use of any product of the Business.

Section 6.20 Insurance.

(a) Schedule 6.20(a) sets forth a true, complete and correct list of all insurance policies and surety bonds which the Company maintains with respect to the Assets, its Liabilities, its employees, officers or directors or the Business ("Insurance Policies").  The Company has made available to Buyer true, complete and correct copies of all Insurance Policies.

(b) The Insurance Policies: (i) are in full force and effect and (ii) are sufficient for compliance with all requirements of Law and Contracts of the Company.  The Company is current in all premiums or other payments due under each Insurance Policy and has otherwise performed in all material respects all of its respective obligations thereunder.

(c) The Company has not received during the past three years from any insurance carrier to which it has applied for any insurance or with which it has carried any insurance (i) any refusal of coverage or notice of material limitation of coverage or any notice that a defense will be afforded with reservation of rights or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any insurance policy is not willing or able to perform its obligations thereunder.

Section 6.21 Bank Accounts; Powers of Attorney.  Schedule 6.21 sets forth a true, complete and correct list of:  (a) all bank accounts, investment accounts, lock boxes and safe deposit boxes maintained by or on behalf of the Company, including the location and account numbers of all such accounts, lock boxes and safe deposit boxes, (b) the names of all Persons authorized to take action with respect to such accounts, safe deposit boxes and lock boxes or who have access thereto and (c) the names of all Persons holding general or special powers of attorney from the Company, and a summary statement of the terms thereof.

Section 6.22 No Brokers.  Other than Oberon Securities, whose fees shall be paid by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent, the Company or any Affiliate of any thereof who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction, nor is there any basis for any such fee, commission or payment to be claimed by any Person against the Company.

Section 6.23 Internal Controls.  Parent’s officer certifications concerning its internal controls appended to the Parent SEC Reports are accurate as if made on the date hereof and are incorporated herein by reference.

Section 6.24 Customers and Suppliers.  Schedule 6.24 sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal years ended June 30, 2009 and 2010, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during such periods.  Except as disclosed on Schedule 6.24, (i) no customer or supplier listed on Schedule 6.24 has terminated or substantially diminished its relationship with the Company or materially adversely changed the pricing or other terms of a substantial portion of its business with the Company, (ii) no customer or supplier listed on Schedule 6.24 has notified in writing the Company that it intends to terminate or substantially diminish its relationship with the Company or materially adversely change the pricing or other terms of a substantial portion of its business with the Company, (iii) there has not been any material adverse change in the relationship between the Company with any customer or supplier listed on Schedule 6.24, or (iv) no Contract with any customer or supplier listed on Schedule 6.24 has expired.

Section 6.25 Disclosure.  None of (a) the schedules to this Agreement nor (b) any certificate or other information provided to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Parent as follows:

Section 7.1 Organization.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

Section 7.2 Authority; Binding Obligation.  Buyer has all requisite corporate power and authority to execute and deliver each Transaction Document delivered or to be delivered by Buyer and to perform all of its obligations under the Transaction Documents.  The execution, delivery and performance by Buyer of each Transaction Document delivered or to be delivered by Buyer and the consummation by Buyer of the Transaction have been or will be duly authorized by all necessary and proper corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.  Each other Transaction Document to be delivered by Buyer will be duly executed and delivered by Buyer and, when so executed and delivered, will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.

Section 7.3 No Breach.  None of the execution, delivery or performance by Buyer of any Transaction Document delivered or to be delivered by Buyer or the consummation by Buyer of the Transaction does or will, with or without the giving of notice or the lapse of time or both, conflict with, or result in a breach or violation of or a default under (a) the Certificate of Incorporation or By-Laws of Buyer, (b) any Contract of Buyer or (c) any Law or Permit or other requirement to which Buyer or its properties or assets are subject, except, in the case of items (b) and (c) above only, for those which would not have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transaction.

Section 7.4 Governmental Approvals.  Except as set forth on Schedule 7.4, no material Consent or order of, with or to any Governmental Entity is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance by Buyer of any Transaction Documents or the consummation by Buyer of the Transaction.

Section 7.5 No Brokers.  Except for Raymond James, whose fees shall be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction, nor is there any basis for any such fee, commission or payment to be claimed by any Person against Buyer.

Section 7.6 SEC Reports; Financial Statements.  Buyer has filed with the SEC all reports, including amendments thereto, required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Buyer and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended.  In the case of unaudited interim financial statements, such statements include all adjustments (including normal recurring accruals) necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for the periods presented.

Section 7.7 Valid Issuance.  The shares of Buyer’s common and preferred stock to be issued to Parent pursuant to Sections 4.1(b)(vi), (vii), (viii) and (ix) have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by Parent), except for restrictions on transfer imposed by applicable securities laws.  Buyer has reserved a sufficient number of shares of its common stock for issuance upon the exercise of the conversion rights contained in the description of said preferred stock attached hereto as Exhibit C, free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws and except for those created by Parent.

Section 7.8 No Material Adverse Change.  Since September 30, 2010, except as identified and described in the SEC Reports, there has not been:

(a) any change in the consolidated assets, liabilities, financial condition or operating results of Buyer from that reflected in the financial statements included in Buyer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 or any subsequent Form 8-K, except for changes in the ordinary course of business or changes which have not had and would not reasonably be expected to have a Material Adverse Effect with respect to Buyer, individually or in the aggregate;

(b) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of Buyer, or any redemption or repurchase of any securities of Buyer;

(c) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of Buyer or its Subsidiaries which has had or would reasonably be expected to have a Material Adverse Effect with respect to Buyer, individually or in the aggregate;

(d) any waiver, not in the ordinary course of business, by Buyer or any of its Subsidiaries of a right or of a debt owed to it which has had or would reasonably be expected to have a Material Adverse Effect with respect to Buyer, individually or in the aggregate;

(e) any change or amendment to Buyer's Certificate of Incorporation (other than inclusion of the terms of Buyer’s preferred stock as set forth in Exhibit C) or Bylaws;

(f) any material transaction entered into by Buyer or any of its Subsidiaries other than in the ordinary course of business which has had or would reasonably be expected to have a Material Adverse Effect with respect to Buyer, individually or in the aggregate;

(g) the loss of the services of any key employee, or material change in the composition or duties of the senior management of Buyer or any of its Subsidiaries which has had or would reasonably be expected to have a Material Adverse Effect with respect to Buyer, individually or in the aggregate; or

(h) the loss or threatened loss of any customer which has had or would reasonably be expected to have a Material Adverse Effect with respect to Buyer.

Section 7.9 Tax Matters.  Buyer and each of its Subsidiaries has timely prepared and filed all tax returns required to have been filed by Buyer or such Subsidiary with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it, except where the failure to file such returns or pay such amounts would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer.  The charges, accruals and reserves on the books of Buyer in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against Buyer or any of its Subsidiaries nor, to Buyer’s knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to Buyer and its Subsidiaries, taken as a whole.  All taxes and other assessments and levies that Buyer or any of its Subsidiaries is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due, except where the failure to withhold, collect or pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Buyer.  There are no material tax liens or claims pending or, to Buyer’s knowledge, threatened against Buyer or any of its Subsidiaries or any of their respective assets or property.  There are no outstanding tax sharing agreements or other such arrangements between Buyer and any of its Subsidiaries or other corporation or entity.

Section 7.10 Title to Properties.  Except as disclosed in the Buyer's SEC filings (i) Buyer and each of its Subsidiaries has good and marketable title to all real properties and all other material properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them, and (ii) Buyer and each of its Subsidiaries holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

Section 7.11 Certificates, Authorities and Permits.  Buyer and each of its Subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, except where the failure to possess such certificates, authorities or permits would not reasonably be expected to have a Material Adverse Effect with respect to Buyer, and neither Buyer nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to Buyer or such Subsidiary, would reasonably be expected to have a Material Adverse Effect with respect to Buyer, individually or in the aggregate.

Section 7.12 Litigation.  Except as described in the SEC Reports, there are no material pending actions, suits or proceedings against or affecting Buyer, its Subsidiaries or any of its or their properties; and to Buyer’s knowledge, no such actions, suits or proceedings are threatened or contemplated.  Except as described in the SEC Reports, neither Buyer nor any Subsidiary, nor any director or officer thereof, is or since January 1, 2009 has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to Buyer’s knowledge, there is not pending or contemplated, any investigation by the SEC involving Buyer or any current or former director or officer of Buyer.  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Buyer or any Subsidiary under the Securities Act or the Exchange Act.

Section 7.13 Compliance with Nasdaq Continued Listing Requirements.  Except as disclosed in the Buyer's SEC filings, Buyer is in compliance with applicable Nasdaq continued listing requirements.  There are no proceedings pending or, to Buyer’s knowledge, threatened against Buyer relating to the continued listing of the Buyer Stock on Nasdaq and Buyer has not received any notice of, nor to Buyer’s knowledge is there any basis for, the delisting of the Buyer Stock from Nasdaq.  The Buyer's common stock is registered pursuant to Section 12(b) of the Exchange Act, and Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Buyer Stock under the Exchange Act, nor has Buyer received any notification that the SEC is contemplating terminating such registration.  Immediately after the consummation of the transactions contemplated hereby, Buyer will be in compliance with all such Nasdaq listing and maintenance requirements.

ARTICLE VIII

COVENANTS OF PARENT AND THE COMPANY

Section 8.1 Conduct of Business.

(a) From the date hereof through the Closing Date, Parent will cause the Company to, and the Company will, conduct the Business only in the ordinary course consistent with past practices.

(b) From the date hereof through the Closing Date, Parent will cause the Company not to, and the Company will not, without Buyer's prior written consent, engage in any transaction or take any action which, if engaged in or taken since December 31, 2010 but on or before the date hereof, would constitute a breach of the representations and warranties contained in Section 6.17(b).

(c) From the date hereof through the Closing Date, Parent will cause the Company to use, and the Company will use, its commercially reasonable efforts to (i) preserve its business organization intact, (ii) retain the services of its present officers, employees and agents, (iii) maintain good business relationships with third parties having business dealings with the Business and (iv) maintain all existing Permits.

(d) From the date hereof through the Closing Date, Parent will cause the Company not to, and the Company will not, without Buyer's prior written consent, make, directly or indirectly, any payments or transfers of any funds or other property to or on behalf of Parent (other than reimbursements for ordinary operating expenses of the Company already paid for by Parent, consistent with past practice), any Affiliate, employee, officer, director or shareholder of the Company or any Affiliate or Associate of any thereof (other than (i) regularly scheduled compensation payments and payments under existing employee benefit plans listed on Schedule 6.16(b) to such Persons who are employees of the Company based on such Person's salary and employee benefits as were in effect on December 31, 2010, (ii) reimbursements of reasonable business expenses of employees of the Company incurred in connection with their employment consistent with written policies of the Company, and (iii) as provided in Section 8.16).

(e) From the date hereof through the Closing Date, Parent will cause the Company not to, and the Company will not, without the prior written consent of Buyer, amend in any material respect or terminate (other than by completion thereof) any existing Material Contract or enter into any Contract which would be a Material Contract if it were in existence on the date hereof and required to be set forth on Schedule 6.8(b), 6.9(c), 6.10(a), 6.16(b) or 6.16(i).

(f) From the date hereof through the Closing Date, Parent will cause the Company not to, and the Company will not sell, transfer or dispose of any fixed asset or intangible asset (whether recorded or unrecorded) without Buyer's written consent.

Section 8.2 Access to Information.  From the date hereof through the Effective Time, the Company will provide to Buyer and its Representatives full access during normal business hours to the properties, books, records, officers, employees and Representatives of the Company to make or cause to be made such investigation of the Business, the Assets, the Assumed Liabilities and of the financial and legal condition of the Company as Buyer deems necessary or advisable, provided that any such investigation shall not interfere unnecessarily with normal operations of the Company.  From the date hereof through the Closing Date, the Company will furnish to Buyer and its Representatives such financial and operating data and other information with respect to the Business, the Assets and the Assumed Liabilities as Buyer shall from time to time reasonably request.  The Confidentiality Agreement will apply with respect to the information provided pursuant to this Section 8.2.

Section 8.3 Notices of Certain Events.  From the date hereof through the Closing Date, Parent and the Company will notify promptly Buyer of:  (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transaction; (ii) any notice or other communication from any Governmental Entity received by Parent or the Company in connection with the Transaction and (iii) any Action commenced, or, to the knowledge of the Company, threatened, relating to or involving or otherwise affecting the Company, the Assets, Liabilities or employees of the Company or the consummation of the Transaction.  No notice pursuant to this Section 8.3 will be deemed to amend or otherwise modify or affect any representations or warranties, covenants, obligations, agreements or conditions set forth herein, amend any schedule hereto or limited or otherwise affect any available remedies.

Section 8.4 Consents.  Promptly after the date of this Agreement, Parent and the Company will (a) make all filings required by Law to be made by them in connection with the Transaction Documents or the consummation of the Transaction, (b) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Law to make in connection with the Transaction Documents or the consummation of the Transaction and (c) subject to limitations stated elsewhere in this Agreement, use commercially reasonable efforts to obtain all Consents and orders of all Persons required to be obtained, and deliver all notices required to be provided by the Company, in each case in connection with the execution, delivery and performance by Parent and the Company of the Transaction Documents and the consummation of the Transaction.

Section 8.5 Books and Records.

(a) On the Closing Date, the Company and Parent will cause all books and records constituting Assets to be delivered to Buyer.

(b) Parent and the Company will not dispose of or destroy any business records or files related to the Business which do not constitute Assets for the greater of (x) five years after the Closing Date or (y) any applicable statutory or retention period (including any extension thereof).  Prior to disposing of or destroying any such business records or files in accordance with the preceding sentence, Parent will provide not less than 30 days' prior written notice to Buyer, specifying the business records and files proposed to be disposed of or destroyed.  If, prior to the scheduled date for such disposal or destruction, Buyer requests in writing that any of the business records or files proposed to be disposed of or destroyed be delivered to Buyer, Parent will arrange promptly for the delivery of the requested business records and files to a location specified by, and at the expense of, Buyer.

Section 8.6 Confidential Information.

(a) From and after the Closing, Parent will, and will cause each of its Affiliates and its and its Affiliates' Representatives to (i) maintain in strict confidence any and all information concerning the Business and (ii) refrain from using any and all such information for its own benefit or to compete with or otherwise to the detriment of Buyer or its Affiliates or the Business.  It is understood that Parent shall not have any liability hereunder with respect to information that (i) is in or, through no fault of Parent or Parent's Affiliates or Parent's or Parent's Affiliate's Representatives, comes into the public domain or (ii) Parent is legally required to disclose.

(b) In the event that Parent or any of its Affiliates or its or their Representatives are required by Law to disclose any such information, Parent will promptly notify Buyer in writing so that Buyer may seek a protective order and/or other motion to prevent or limit the production or disclosure of such information.  If such motion has been denied, then such Parent, Affiliate or Representative may disclose only such portion of such information which (i) in the written opinion of such Parent's, Affiliate's or Representative's outside legal counsel is required by Law to be disclosed (provided that such Parent, Affiliate or Representative will use its commercially reasonable efforts to preserve the confidentiality of the remainder of such information) or (ii) Buyer consents in writing to having such information disclosed.  Parent will not, and will not permit any of its Affiliates or its or its Affiliates' Representatives to, oppose any motion for confidentiality brought by Buyer.  Parent will continue to be bound by its obligations pursuant to this Section 8.6 for any information that is not required to be disclosed, or that has been afforded protective treatment, pursuant to such motion.

Section 8.7 Restrictive Covenants.

(a) For a period of three years from and after the Closing Date, without the prior written consent of Buyer, Parent and the Company covenant and agree that none of Parent, the Company, any Affiliate of any thereof or any Person now or hereafter controlled by Parent, the Company or any Affiliate of any thereof, excluding any Person who becomes an employee of Buyer on or after the Closing Date, will, directly or indirectly (on its, his or her own behalf or in the service or on behalf of others or jointly with any other Person):

(i) enter into, control, engage in, be employed by, provide managerial, supervisory, administrative or consulting services to, represent, have or acquire more than a 2% ownership or beneficial interest in or otherwise participate in, anywhere in the world, any business with operations engaged, directly or indirectly, in research, development, design, engineering, sale, distribution, installation, modification, service or support of (i) wireless asset and GPS tracking and monitoring products and services related to mobile refrigeration, heavy equipment or trucking applications, or activities related thereto or (ii) any products or services of the type or that are competitive with, products or services manufactured, sold or provided by the Company on the date hereof or on the Closing Date or during the three year period ending on the Closing Date or any derivatives of or improvements to such products or services, or activities related thereto; and

(ii) recruit, induce, solicit, hire or retain as an employee, independent contractor or consultant any Person who is an employee to whom Buyer offers employment pursuant to Section 10.1(a) and, during such period, induce or attempt to induce any such employee to terminate his or her employment with Buyer by resignation, retirement or otherwise; provided, however, that nothing in this Section 8.7 prohibit publications by Parent or any Affiliate thereof of general advertisements offering employment so long as no such employee is hired.

(b) Parent and the Company recognize the importance of the covenants contained in this Section 8.7 and acknowledges that, based on their past experience, the restrictions imposed herein are (i) reasonable as to scope, time and area; (ii) necessary for the protection of Buyer's legitimate business interests, including the trade secrets, goodwill and relationships with customers, suppliers and employees of the Business; and (iii) not unduly restrictive of any rights of Parent, the Company or their Affiliates.  Parent and the Company acknowledge and agree that the covenants contained in this Section 8.7 are essential elements of this Agreement and that but for these covenants Buyer would not have agreed to purchase the Assets.  The existence of any claim or cause of action against Buyer or any of its Affiliates by Parent, the Company or any of their Affiliates, whether predicated on breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of the covenants contained in this Section 8.7.

(c) If any covenant contained in this Section 8.7, or any part thereof, is hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the covenants in such jurisdiction or this Section 8.7 in any other jurisdiction, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant so that, in its reduced form, said covenant shall then be enforceable.

Section 8.8 Acquisition Proposals.

(a) Without limiting Parent's or the Company's other obligations under this Agreement (including under Section 8.1(b) hereof), Parent and the Company agree that they will not, and will cause each of their subsidiaries and their respective officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, (A) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any Acquisition Proposal, (B) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (C) approve or recommend, or propose publicly to approve or recommend, any Acquisition

Proposal or (D) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

(b) For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any Person with respect to (A) any purchase of a business or asset of Parent and the Company that constitutes 15% or more of the net revenues, net income or assets of Parent and the Company, taken as a whole, (B) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction (other than a Permitted Transaction) involving Parent or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC), or (C) any purchase or sale of, or tender or exchange offer for, the equity securities of Parent that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 15% or more of the total voting power of Parent (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries, including any single or multi-step transaction or series of related transactions (other than a proposal or offer made by Buyer or an affiliate thereof or a Permitted Transaction).

(c) Notwithstanding anything in this Agreement to the contrary, Parent or its board of directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in Parent Recommendation, or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person in order to be informed with respect thereto in order to make any determination permitted in clause (B), if and only to the extent that, in any such case referred to in clause (B) or (C), (1) the Parent Stockholders Meeting shall not have occurred, (2) (x) in the case of clause (B) above, it has received an unsolicited bona fide written Acquisition Proposal (for purposes of this clause (2), references to "15% or more" in the definition of "Acquisition Proposal" shall be deemed to be references to "a majority") from a third party and its board of directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal and (y) in the case of clause (C) above, its board of directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal would constitute a Superior Proposal, (3) its board of directors, after consultation with outside counsel, determines in good faith that it is required to take such action in the exercise of its fiduciary duties to stockholders under applicable laws, (4) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its board of directors receives from such Person an executed confidentiality agreement having provisions that are at least as restrictive to such Person as the comparable provisions contained in the Confidentiality Agreement and (5) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, it notifies Buyer promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and furnishes to Buyer a copy of any such written inquiry, proposal or offer.  Parent agrees that it will promptly keep Buyer informed of the status and terms of any such inquiries, proposals or offers and the status and terms of any such discussions or negotiations.  Parent agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Persons conducted heretofore with respect to any Acquisition Proposal.  Parent agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 8.8.  Nothing in this Section 8.8 shall (x) permit Parent to terminate this Agreement (except as specifically provided in Article XII) or (y) affect any other obligation of Parent under this Agreement.  Except as required by applicable Law or in compliance with Parent's bylaws with respect to properly submitted stockholder proposals, Parent shall not propose for consideration or submit for a vote at the Parent Stockholders Meeting any matter other than the proposal with respect to the transactions with Buyer contemplated by this Agreement without the prior written consent of Buyer.

(d) For purposes of this Agreement, "Superior Proposal" means a bona fide written proposal made by a Person other than Buyer which is (A) for (x) a purchase of all or substantially all of the assets of Parent or the Company, or (y) a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving Parent (other than a Permitted Transaction) as a result of which the other Person thereto or its stockholders will own more than 50% of the combined voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), and (B) is not subject to any financing contingency and is otherwise on terms which the board of directors of such party in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (x) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the Transaction and (y) is reasonably capable of being completed.

(e) For purposes of this Agreement, "Permitted Transaction" means the acquisition by Parent of any Person, whether by merger or acquisition of assets, whereby Parent is the surviving entity and the net worth of Parent on a consolidated basis immediately following such merger or acquisition would be greater than such net worth immediately prior to such merger or acquisition; provided however that no Permitted Transaction shall (i) delay, interfere with or otherwise directly or indirectly restrain or prohibit, the consummation of the Transaction, or (ii) relate to the sale of or other transactions involving the Assets or the Business.

(f) Parent will promptly request all Persons who have heretofore executed a confidentiality agreement in connection with such Persons' consideration of making an Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Persons by or on behalf of Parent, the Company or any Affiliate of any thereof, will enforce all obligations under such confidentiality agreements and will provide to Buyer copies of certificates from such Persons certifying the return or destruction of such confidential information.  At the Closing, Parent will assign, and cause the Company and each of its and their Affiliates, to assign, to Buyer all their rights under all confidentiality agreements relating to the sale of or other transactions involving the Business (or any portion thereof).

Section 8.9 Preparation of Proxy Statement.  Except to the extent the Parent Stockholders Meeting is not required pursuant to Section 8.10, the following provisions of this Section 8.9 shall apply:

As promptly as reasonably practicable following the date hereof, Parent shall prepare and file with the SEC proxy materials reasonably acceptable to Buyer relating to obtaining the Required Parent Vote (such proxy materials, and any amendments or supplements thereto, the "Proxy Statement").  Parent shall, within one business day after receipt thereof, provide Buyer copies of any written comments and advise Buyer of any oral comments with respect to the Proxy Statement received from the SEC.  Parent shall cooperate and provide Buyer with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide Buyer with a copy of all such filings made with the SEC.  Notwithstanding any other provision herein to the contrary, no amendment or supplement to the Proxy Statement to the extent relating to information on Buyer shall be made without the approval of Buyer, which approval shall not be unreasonably withheld or delayed.  Parent will cause the Proxy Statement to be mailed to Parent's stockholders as promptly as practicable after it has been cleared by the SEC.  The Proxy Statement shall conform to all applicable Laws.  Parent will advise Buyer, promptly after it receives notice thereof, of the time when the Proxy Statement is cleared by the SEC or any request by the SEC for amendment of the Proxy Statement.  If at any time prior to the Effective Time any information relating to Parent or any of its Affiliates, officers or directors, or the Transaction is discovered by Parent or Buyer which should be set forth in an amendment or supplement to the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Parent.

Section 8.10 Stockholders Meeting.  Except to the extent that following the consummation of a Permitted Transaction, the approval of the Transaction by Parent shareholders is not required under applicable Law, as evidenced by opinion of counsel to Parent to that effect reasonably satisfactory to Buyer, Parent shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable in accordance with applicable Laws (the "Parent Stockholders Meeting") for the purpose of obtaining the Required Parent Vote and shall take all lawful action to solicit the Required Parent Vote; and the board of directors of Parent shall recommend approval of the Transaction by the stockholders of Parent as required by Section 10-1202 of the Arizona Revised Statutes (the "Parent Recommendation"), and shall not (i) withdraw (or propose to withdraw) the Parent Recommendation, (ii) modify or qualify (or propose to modify or qualify) in any manner adverse to Buyer the Parent Recommendation or (iii) take any action or make any statement in connection with the Parent Stockholders Meeting inconsistent with such recommendation (any of the actions described in clauses (i), (ii) or (iii), a "Change in Parent Recommendation"); provided, however, that the board of directors of Parent may make a Change in Parent Recommendation pursuant to Section 8.8.  Notwithstanding any Change in Parent Recommendation, this Agreement shall be submitted to the stockholders of Parent at the Parent Stockholders Meeting (unless the Parent Stockholders Meeting is not required as described in the first sentence of this Section 8.10) for the purpose of obtaining the Required Parent Vote and nothing contained herein shall be deemed to relieve Parent of such obligation.

Section 8.11 Power of Attorney with Respect to Assets.  Effective as of the Effective Time, the Company hereby constitutes and appoints Buyer the true and lawful attorney of the Company, with full power of substitution, in the name and on behalf of the Company but for the benefit of and at the sole cost and expense of Buyer, to institute and prosecute proceedings that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets or the Assumed Liabilities, or to defend or compromise any Action in respect of any of the Assets or the Assumed Liabilities, and to take all such action in relation thereto as Buyer shall deem advisable.  The Company acknowledges that such powers will be coupled with an interest and will not be revocable by the Company for any reason.  Buyer will retain for its own account any amount collected as a result of any action taken pursuant to the foregoing powers.

Section 8.12 Receipt of Assets.  All assets, amounts and proceeds which are received (whether received in lock boxes, via wire transfer, by check or otherwise) or possessed by Parent, the Company or any Affiliate of any thereof at or after the Effective Time in respect of the Assets or the Assumed Liabilities will be received or possessed and held in trust for the benefit of Buyer and will be forthwith paid over to Buyer in the form so received or possessed (with any necessary endorsement).  Without limiting the generality of the foregoing, Parent and the Company will, and will cause each of their respective Affiliates to, wire transfer to an account designated by Buyer all payments in respect of accounts receivable which constitute Assets received by Parent, the Company or any Affiliate of any thereof within three business days after receipt thereof.  Effective as of the Effective Time, each of Parent and the Company, on behalf of itself and its respective Affiliates, hereby grants to Buyer the right and authority to endorse without recourse the name of the Company on any check or any other evidences of indebtedness or negotiable instruments received by Buyer on account of any accounts receivable or other Assets transferred to Buyer hereunder.

Section 8.13 Change of Corporate Name.  Parent and the Company acknowledge and agree that all of their rights in and to, and ownership of, the name "StarTrak Systems" and any names substantially similar thereto shall be transferred hereunder to Buyer.  From and after the Closing, Parent and the Company shall be prohibited from using the corporate name "StarTrak Systems", except as necessary to effect the change of the corporate name of the Company, to evidence that such change has occurred.  Promptly following the Closing, the Company shall have filed all documents with the appropriate governmental authorities in such states as the Company is so qualified and registered, to change the name of the Company to a name which does not contain the phrase "StarTrak Systems" or any other substantially similar words.

Section 8.14 Registration of Buyer’s Common Stock.  Buyer shall register Buyer’s common stock issuable to Parent pursuant to Sections 4.1(b)(vi),(vii) and (viii) as well as Buyer’s common stock issuable upon exercise of the conversion right set forth in the description of Buyer’s preferred stock to be issued pursuant to Section 4.1(b)(ix) under federal and applicable state securities laws in accordance with the registration rights agreement attached hereto as Exhibit D (the "Registration Rights Agreement").

Section 8.15 Restriction on Resale of Buyer’s Common Stock.  Without the prior written consent of Buyer, Parent shall not sell, dividend or otherwise distribute more than twelve and one half percent (12.5%) of the total number of shares of Buyer Stock received by Parent pursuant to Sections 4.1(b)(vi), (vii) and (viii) and 4.3 (including any shares delivered in respect of or based on the Earn-Out Amount to the extent actually delivered to Parent) in any month following the effective date of the Registration Statement to be filed by Buyer in accordance with the Registration Rights Agreement.  During the one (1) year period beginning on the Closing Date, Parent shall not propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent (other than any such plan providing for Parent to be the surviving entity or providing for the surviving entity to assume all obligations of Parent under this Agreement).

Section 8.16 Certain Payments.

(a) Prior to the Closing Date, the Company shall pay to Buyer all past due amounts due to Buyer as of November 30, 2010 for telecommunication services rendered.

(b) Immediately prior to the assumption by STK Acquisition, LLC of the Anderson Loan Agreement, Parent and the Company shall or shall cause the other borrowers under the Anderson Loan Agreement to pay down the loan thereunder such that the outstanding principal amount is $3,900,000 and all fees and expenses are paid through the effective date of the assumption.

Section 8.17 Resolution of Intellectual Property Issues.  Prior to the Closing Date, the Company shall have entered into written agreements, in form and substance reasonably satisfactory to Buyer, with any Person who is an employee or former employee of the Company or Parent that owns or claims to own any right, title and interest in and to patents or patent applications shown on Schedule 6.8(a) and any other material Business Intellectual Property providing for the assignment of such Business Intellectual Property to Buyer at Closing or to the Company prior to Closing.

Section 8.18 Assets Owned by Parent.

(a) To the extent that any asset Related to the Business set forth on Schedule 8.18 is owned by Parent, Parent shall cause such asset to be sold, assigned, conveyed, transferred and delivered to Buyer pursuant to this Agreement under the same terms and conditions applicable to the Company if such asset were an Asset being transferred by the Company hereunder.  Any such asset owned by Parent will be deemed to constitute part of the Assets.

(b) In the event that any asset Related to the Business is discovered after the date hereof to be owned by Parent and such asset has not been transferred to Buyer hereunder at the Closing, Parent shall promptly notify Buyer of such asset and provide Buyer with a description thereof and Buyer shall within thirty (30) days of such notice either expressly assume such asset (an "Additional Asset"), in which case, the Additional Asset will be treated as if an Asset on the date hereof, or reject such asset, in which case, such asset shall not constitute an Asset and shall be deemed to be a Retained Asset.

ARTICLE IX

COVENANTS OF PARENT, THE COMPANY AND BUYER

Section 9.1 Advice of Changes.  Each of Parent and the Company, on the one hand, and Buyer, on the other hand, will give prompt notice to the other upon becoming aware of (i) the occurrence, or failure to occur, of any event or other development which would be likely to cause any representation or warranty of such party contained in any Transaction Document to be untrue or inaccurate in any respect and (ii) any failure on its part to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Document on or prior to the Closing Date.  The notifying party will use its commercially reasonable efforts to prevent or promptly remedy any matter which is or would be the subject of any such notice.  No notice pursuant to this Section 9.1 will be deemed to amend or otherwise modify or affect any representations or warranties, covenants, obligations, agreements or conditions set forth herein, amend any schedule hereto or limit or otherwise affect any available remedies.

Section 9.2 Public Announcements.  No press release or announcement concerning the Transaction will be issued by Parent or the Company without the prior consent of Buyer or by Buyer without the prior consent of Parent, except as such release or announcement may be required by law, rule or regulation or the listing requirements of any applicable stock exchange, in which case the Person required to make the release or announcement will allow the Person whose consent would otherwise be required reasonable time to comment on such release or announcement in advance of such issuance.

Section 9.3 Commercially Reasonable Efforts; Further Assurances.

(a) Parent and the Company will use its commercially reasonable efforts to cause to be fulfilled the conditions to the obligations of Buyer set forth in Section 11.1 and Buyer will use its commercially reasonable efforts to cause to be fulfilled the conditions to the obligations of Parent and the Company set forth in Section 11.2.

(b) From time to time, as and when requested by any party to this Agreement, the other parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such reasonable actions, as such other party may reasonably deem necessary or desirable to consummate the Transaction.

(c) Anything contained in this Agreement to the contrary notwithstanding, none of the parties to this Agreement or their Affiliates will be required to commence litigation or divest or hold separate any business or assets or limit or restrict its rights or ability to engage in any business or activity (other than pursuant to Section 8.7) in connection with the consummation of the Transaction.

Section 9.4 Post-Closing Access to Information.

(a) From and after the Closing, Buyer will make or cause to be made available to Parent and its agents and employees all business records and files constituting Assets (other than information which is legally privileged, subject to confidentiality obligations to third parties or the provision of which is prohibited by law) during regular business hours as may be reasonably necessary for (i) preparing tax returns and financial statements and responding to tax audits covering operations and transactions at or prior to the Effective Time, (ii) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (iii) preparing reports to stockholders and Government Entities or (iv) such other purposes for which access to such documents is reasonably necessary; provided, however, that access to such business records and files will not unnecessarily interfere with or adversely affect the normal operations of Buyer and its Subsidiaries and Affiliates and the reasonable out of-pocket expenses of Buyer incurred in connection therewith will be paid by Parent.

(b) From and after the Closing, Parent and the Company will make or cause to be made available to Buyer and its agents and employees all business records and files of Parent, the Company and their respective Affiliates related to the Business which do not constitute Assets (other than information which is legally privileged, subject to confidentiality obligations to third parties or the provision of which is prohibited by law) during regular business hours for the same purposes, to the extent applicable, as set forth in Section 9.4(a); provided, however, that access to such business records and files will not unnecessarily interfere with or adversely affect the normal operations of Parent, the Company and their Affiliates and the reasonable out of-pocket expenses of Parent, the Company and their Affiliates incurred in connection therewith will be paid by Buyer.

Section 9.5 Insurance.

(a) Rights in Insurance Policies.  Following the Effective Time, Buyer will have the right to (i) assert claims (and Parent will use and cause the Company and each of their respective Affiliates to use commercially reasonable efforts to assist Buyer in asserting claims) with respect to the Business under insurance policies of Parent and its Affiliates which are "occurrence basis" policies ("Occurrence Basis Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Occurrence Basis Policies so allow and (ii) continue to prosecute claims with respect to the Business asserted with the insurance carrier prior to the Closing (and Parent will use and cause the Company and each of their respective Affiliates to use reasonable best efforts to assist Buyer in connection therewith) under insurance policies of Parent and its Affiliates which are on a "claims made" basis ("Claims Made Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Claims Made Policies so allow, provided that Buyer shall reimburse Parent and its Affiliates for all of their reasonable out-of-pocket costs and expenses in connection with the foregoing.  All recoveries in respect of such claims shall be for the account of Buyer.

(b) Parent Actions.  Parent will not, and will cause the Company and each of their respective Affiliates not to, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies under which Buyer has rights to assert claims pursuant to Section 9.5(a) in a manner that would adversely affect any such rights of Buyer.  In the event Buyer consents to any such action, Parent will pay to Buyer its equitable share (based on the amount of premiums paid by or allocated to the Business in respect of the applicable policy) of any proceeds received by Parent or any of its Affiliates as a result of such action.

Section 9.6 Standard Procedure.  If applicable, pursuant to Rev. Proc. 2004-53, 2004-34 I.R.B. 320, Buyer and Parent (or the Company) shall report on a predecessor/successor basis in accordance with the "Standard Procedure" provided in Section 4 of such Revenue Procedure.

Section 9.7 Cash Management.

(a) Notwithstanding anything to the contrary contained in this Agreement, all bank, investment or similar accounts set forth on Schedule 9.7(a) (the "Transferred Bank Accounts") will constitute Assets and all other bank accounts of Parent, the Company or any of their respective Affiliates will constitute Retained Assets to the extent not included in the Final Closing Statement.

(b) From and after the Closing Date, Parent, the Company and their respective Affiliates will fund, without any right of reimbursement, all amounts in respect of checks and debit electronic fund transfers that are outstanding at the close of business on the Closing Date and presented for payment at or after the close of business on the Closing Date in bank, investment or similar accounts of Parent, the Company or any of their respective Affiliates with respect to such accounts (other than the Transferred Bank Accounts).

(c) From and after the Closing Date, subject to the following sentence, Buyer will fund all amounts in respect of checks and debit electronic fund transfers that are outstanding at the Effective Time and presented for payment at or after the close of business on the Closing Date in the Transferred Bank Accounts.  Within three (3) business days after Buyer's request, to the extent not included as a current liability in the Final Closing Statement, Parent will reimburse Buyer (by wire transfer to Buyer's bank account notified by Buyer to Parent) for all such amounts funded by Buyer in respect of checks or debit electronic funds transfers that are outstanding at the close of business on the Closing Date and presented for payment at or after the Effective Time in such Transferred Bank Accounts.

Section 9.8 IGS Proceeding.  The parties hereto agree that any Damages (including legal fees of outside counsel, settlement amounts and fees in securing an invalidity opinion) incurred or suffered by Buyer following the Closing in connection with the patent infringement action titled Innovative Global Systems LLC v. StarTrak Systems, LLC, et al. (Case No.: 6:10-CV-00327) and currently venued in the United States District Court for the Eastern District of Texas (the "IGS Proceeding") (any such Damages relating to the IGS Proceeding, "IGS Damages") shall be borne on an equal basis by Parent and the Company on the one hand, and Buyer on the other hand; provided however that Parent and the Company's liability for such IGS Damages shall not exceed the amounts held by the Escrow Agent pursuant to the Escrow Agreement.  Upon incurring or suffering any IGS Damages, Buyer shall direct the Escrow Agent to release to Buyer from the Escrow Property an amount equal to 50% of such IGS Damages pursuant to the Escrow Agreement.  Buyer will have no other recourse to Parent and the Company in the event amounts held in escrow pursuant to the Escrow Agreement are insufficient to cover claims by Buyer pursuant to Parent's and the Company's obligations under this Section 9.8.  Buyer will not consent to any settlement of the IGS Proceeding without Parent's prior written consent (which consent will not be unreasonably withheld), if such settlement would not provide for a royalty-free license or the release of the Company from all Liability with respect to activities by the Company or the Business prior to the Closing Date that are the subject matter of the IGS Proceeding.

Section 9.9 Fuel Sensor Warranty Claims.  The parties hereto agree that any out-of-pocket costs (excluding internal salaries of the Company’s or Buyer's employees) for warranty, replacement and repair-related costs (including third party labor costs) in connection with remediating the defective fuel sensors manufactured by or on behalf of Centroid Manufacturing and delivered to the Company prior to the Closing Date (any such costs, "Fuel Sensor Damages") expended by the Company, Parent, Buyer or the Business during the period March 1, 2011 to March 1, 2012 (the "Measurement Period") or accrued as a liability on the balance sheet of the Business shall be borne on an equal basis by Parent and the Company on the one hand, and Buyer on the other hand to the extent that the sum of (a) the aggregate of all product warranty, replacement and repair-related expenses of the Business (other than Fuel Sensor Damages) expended by the Company, Parent, Buyer or the Business or accrued as a liability on the balance sheet of the Business ("Non-Fuel Sensor Damages") and (b) the Fuel Sensor Damages actually expended by the Company, Parent, Buyer or the Business or accrued on the balance sheet of the Business during the Measurement Period (the "Aggregate Warranty Expenses") exceed $600,000; provided however that the Parent and the Company's liability for such Fuel Sensor Damages shall not exceed the amounts held by the Escrow Agent pursuant to the Escrow Agreement.  In the event that (i) Aggregate Warranty Expenses exceed $600,000 and (ii) the Business has incurred or suffered any Fuel Sensor Damages during the Measurement Period, but after the Effective Date, Buyer shall have the right to direct the Escrow Agent to release to Buyer from the Fuel Sensor Escrowed Shares an amount equal to 50% of such Fuel Sensor Damages (excluding the amount of Fuel Sensor Damages that when added to the Non-Fuel Sensor Damages, equals $600,000) pursuant to the Escrow Agreement.  Buyer will have no other recourse to Parent and the Company in the event amounts held in escrow pursuant to the Escrow Agreement are insufficient to cover claims by Buyer pursuant to Parent's and the Company's obligations under this Section 9.9.

ARTICLE X

EMPLOYMENT MATTERS

Section 10.1 Employment.

(a) Buyer will offer employment commencing as of the Effective Time, to such employees of the Company engaged primarily in the Business who are employed (including those who are actively employed or on leave or short term disability or other permitted absence from employment, but excluding those who are on layoff or long-term disability) immediately prior to the Effective Time and who are listed on Schedule 10.1(a) (which Schedule 10.1(a) may be amended after the date hereof to include such employees hired with the Consent of Buyer after the date hereof and prior to the Effective Time) that Buyer in its sole discretion shall determine on such terms and conditions as Buyer in its sole discretion shall determine; provided, however, that nothing contained in this Section 10.1 is intended to confer upon any Continued Employee any right to continued employment after evaluation by Buyer of its employment needs after the Effective Time.  Buyer shall provide immediately after the Effective Time to each Continued Employee compensation and employee benefits on such terms and conditions as Buyer in its sole discretion shall determine substantially comparable in the aggregate in all material respects to (i) the employee benefits provided by Buyer to its similarly situated employees immediately prior to the Effective Time, (ii) the employee benefits provided by the Company to such employee immediately prior to the Effective Time, or (iii) any combination of such benefits described in (i) and (ii) above as Buyer shall determine in its sole discretion; provided, however, that after the Effective Time, Buyer expressly reserves the right to amend, modify or terminate any employee benefit plan or program for or for the benefit of Continued Employees in accordance with the terms thereof and applicable law.

(b) Buyer will credit each Continued Employee with such employee's unused vacation days accrued by such employee with the Company prior to the Effective Time in accordance with the Company's personnel policies applicable to such employees on the date hereof, but in no event will any Continued Employee receive a credit hereunder in excess of the number of vacation days such employee was eligible to accrue in one calendar year under such policies (it being understood that the liability in respect of such accrued vacation days to be credited by Buyer will be included on the Closing Statement).

Section 10.2 Pension Plans.

(a) Parent/Company Retirement Plan.  Effective as of the Effective Time, each Continued Employee who participated in the Parent or Company Retirement Plan (the "Parent/Company Retirement Plan") immediately prior to the Effective Time shall cease to accrue benefits under the Parent/Company Retirement Plan and shall have a fully nonforfeitable right to such Continued Employee's benefit payable at normal retirement age under the Parent/Company Retirement Plan accrued as of the Effective Time.  None of Buyer or its Affiliates shall have or acquire any interest in or right with respect to any of the assets of the Parent/Company Retirement Plan, and Parent shall retain full power and authority with respect to the amendment and termination of the Parent/Company Retirement Plan and the investment and disposition of assets held in the Parent/Company Retirement Plan to the extent permitted by applicable law.  Parent will remain solely responsible for, and none of Buyer or its Affiliates will have any Liability under, relating to or arising out of the Parent/Company Retirement Plan.  Each Continued Employee shall be entitled to maintain such Continued Employee's accrued benefit under the Parent/Company Retirement Plan or receive a distribution of such Continued Employee's account balances under the Parent/Company Retirement Plan in accordance with the terms of the Parent/Company Retirement Plan and applicable law.

Section 10.3 Welfare Plans.

(a) Effective as of the Effective Time, Buyer will provide to each Continued Employee benefits under Buyer's "employee welfare benefit plans", as defined in Section 3(1) of ERISA, and other employee benefit welfare or fringe benefit arrangements (collectively, "Buyer Welfare Benefit Plans") that are substantially comparable in the aggregate in all material respects to (i) such benefits provided by Buyer to its similarly situated employees immediately prior to the Effective Time, (ii) such benefits provided by the Company to such employee immediately prior to the Effective Time, or (iii) any combination of such benefits described in (i) and (ii) above as Buyer shall determine in its sole discretion; provided, however, that after the Effective Time, Buyer expressly reserves the right to amend, modify or terminate any employee benefit, benefit plan or program for or for the benefit of Continued Employees in accordance with the terms thereof and applicable law.

(b) Parent, the Company or the Parent Welfare Benefit Plans will remain liable for, and pay, perform and discharge when due, all Liabilities relating to Continued Employees in respect of claims covered by the Parent Welfare Benefit Plans with respect to medical and retiree medical (including vision care and prescription drugs), hospitalization and dental services rendered or expenses incurred on or prior to the Closing Date (whether such claims are submitted prior to, on or after the Closing Date).  Buyer or the Buyer Welfare Benefit Plans will be liable for, and pay, perform and discharge when due, all Liabilities relating to Continued Employees in respect of claims covered by the Buyer Welfare Benefit Plans with respect to medical (including vision care and prescription drugs), hospitalization and dental services rendered or expenses incurred after the Closing Date.  Parent, the Company or the Parent Welfare Benefit Plans will remain liable for, and pay, perform and discharge when due, all Liabilities relating to Continued Employees in respect of claims covered by the Parent Welfare Benefit Plans with respect to all other employee welfare benefits (including travel, accident and short- and long-term disability) arising out of illnesses, injuries, accidents, events, actions, occurrences or conditions occurring or existing at or prior to the Closing Date (whether such claims are submitted prior to, on or after the Closing Date).

(c) Parent or the Company or the Parent Welfare Benefit Plans will remain liable and pay, perform and discharge, when due all Liabilities relating to employees and former employees of the Business who do not become Continued Employees, including with respect to claims relating to employee welfare benefits.

Section 10.4 Severance Benefits.  Parent will be responsible for and will pay when due all Liabilities in respect of any claim of any employee to whom Buyer offers employment pursuant to Section 10.1 and who does not accept such employment with Buyer, that such employee's employment has been terminated solely in conjunction with the transactions contemplated hereby.

Section 10.5 Relationship of the Parties; No Right to Continued Employment; Ability to Amend, Modify or Terminate Plans.

(a) Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein.

(b) Nothing contained in this Agreement shall confer on any Continued Employee any right to continued employment with Buyer.

(c) Nothing in this Agreement shall be deemed or construed to limit or otherwise affect the power reserved to Buyer under any Plan established or maintained by Buyer to subsequently amend, modify or terminate such Plan at any time for any reason.

(d) COBRA.  Parent and the Company will be solely responsible and liable for satisfying the continuation coverage requirements for group health plans under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA") for all former employees of the Business (and their respective beneficiaries and dependents) who are receiving COBRA continuation coverage as of the Effective Date as set forth in Schedule 10.5.(d) (the "COBRA Employees") and Buyer will be solely responsible and liable for satisfying the continuation COBRA coverage requirements for Continued Employees (and their respective beneficiaries and dependents) who are entitled to elect such coverage on account of a qualifying event occurring after the Effective Time.

(e) No Duplication of Benefits.  It is the understanding of the parties that this Section 10.5 shall be construed and applied without duplication of benefits to any Continued Employees, in order to avoid any such employee simultaneously enjoying coverage of the accrual of benefits under comparable plans of both Parent or the Company, on the one hand, and Buyer on the other hand.

(f) Taxes with Respect to Continuing Employees.  Notwithstanding anything to the contrary in this Article X, Buyer is not assuming or otherwise agreeing to pay any liability for Taxes with respect to a Continuing Employee that accrued or was otherwise incurred or withheld on or prior to the Effective Time, except as shown on the Final Closing Statement.

ARTICLE XI

CONDITIONS TO CLOSING

Section 11.1 Conditions to Obligations of Buyer.  The obligations of Buyer to effect the Transaction are subject to the satisfaction or waiver by Buyer at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties set forth in Articles V and VI: (i) shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which representations and warranties shall be true and correct in all respects) as of the date hereof; and (ii) shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date as if made on such date (except where such representations and warranties are by their express terms made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date).

(b) Performance of Obligations of Parent and the Company.  Each and all of the covenants and agreements of Parent and the Company to be performed or complied with pursuant to the Transaction Documents on or prior to the Closing Date shall have been fully performed and complied with in all material respects.

(c) No Injunctions or Restraints.  No Law enacted, entered, enforced, promulgated, issued or deemed applicable to the Transaction or any other action taken by any court or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect.

(d) Parent Stockholders Approval.  Parent shall have obtained the Required Parent Vote (unless the Parent Stockholders Meeting is not required pursuant to Section 8.10).

(e) Litigation.  No Action shall be pending or have been threatened which (i) is reasonably likely to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the Transaction or to result in material damages in connection with the Transaction, (ii) seeks to prohibit ownership or operation by Buyer of all or a portion of the Business or the Assets or all or a portion of the businesses or assets of Buyer or any of its Affiliates or to compel Buyer to dispose of or hold separately all or any portion of the Business or the Assets or all or a portion of the business or assets of Buyer or any of its Affiliates as a result of the Transaction, (iii)  cause the Transaction to be rescinded following consummation, or (iv) impose any material Liability on Buyer or any of its Affiliates as a result of the Transaction.

(f) Laws.  There shall not exist or have been enacted, entered, enforced, promulgated or deemed applicable to the Transaction any Law or any other action taken by any court or other Governmental Entity that has resulted or could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 11.1(e).

(g) No Material Adverse Change.  There shall not exist any condition, circumstance or state of facts, and there shall not have been (or reasonably be expected to occur) any event, occurrence, change, development or circumstance, which has had or could reasonably be expected to have a Material Adverse Effect with respect to Parent or the Company.

(h) Consents.  All material Consents and orders of all Persons (including Governmental Entities) required to be obtained prior to the Closing in connection with the execution, delivery and performance of the Transaction Documents by each of Parent and the Company or the consummation of the Transaction shall have been obtained and shall be in full force and effect, including all Consents set forth on Schedule 11.1(h).

(i) Operating Software.  The Company shall have assigned to Buyer, at the Closing, all rights of the Company under the ST Wireless Agreement.

(j) Parent's Certificate.  Parent and the Company shall have executed and delivered to Buyer a certificate dated the Closing Date, in a form reasonably acceptable to Buyer, executed by an officer of Parent and the Company, certifying to the fulfillment and satisfaction of the conditions specified in Sections 11.1(a), 11.1(b), 11.1(g) and 11.1(h).

(k) Closing Certificate.  Buyer shall be reasonably satisfied that the amounts set forth on the Closing Certificate are true and correct.

(l) Estimated Net Working Capital Amount.  Buyer shall be reasonably satisfied with the accuracy of the Estimated Closing Statement delivered by the Company pursuant to Section 4.6(a) and the Estimated Net Working Capital Amount.

(m) Release of Liens.  Parent and the Company shall have delivered to Buyer appropriate written pay-off and termination letters from the lenders and other creditors of the Company, in form and substance reasonably satisfactory to Buyer, necessary to obtain good, valid and marketable title to the Assets free and clear of all Liens.

(n) Anderson Loan Agreement.  STK Acquisition, LLC shall have assumed all of the rights of the Anderson Trust as lender, under the Anderson Loan Agreement pursuant to the Anderson Assignment and Assumption Agreement.

(o) Anderson Note Guaranty.  The Anderson Trust shall have executed and delivered to Buyer, the Secured Promissory Note, the Anderson Security Agreement and the Anderson Note Guaranty.

(p) Name Change.  The Company shall have delivered to Buyer all documents and instruments necessary to amend its certificate of incorporation, operating agreement or by-laws (or other similar governing documents), as applicable, to change its name to a name that does not contain the words "StarTrak Systems" or any substantially similar words.

(q) New Jersey Bulk Transfer Laws.  Buyer is in receipt of a direction letter from the Director of the Division of Taxation of New Jersey as contemplated under Section 15.8.

(r) Opinion.  Parent shall have delivered to Buyer an opinion of counsel in the form attached hereto as Exhibit F.

(s) Intellectual Property Rights.  All rights, title and interest in and to the Business Intellectual Property not held in the name of the Company (other than any Business Intellectual Property licensed to the Company and set forth on Schedule 6.8(b)) shall have been assigned to Buyer at Closing and any patents included in such Business Intellectual Property not previously abandoned thereby assigned shall be in good standing.

Section 11.2 Conditions to Obligations of Parent and the Company.  The obligations of Parent and the Company to effect the Transaction are subject to the satisfaction or waiver by Parent at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Buyer set forth in Article VII: (i) shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which representations and warranties shall be true and correct in all respects) as of the date hereof; and (ii) shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date as if made on such date (except where such representations and warranties are by their express terms made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date).

(b) Performance of Obligations of Buyer.  Each and all of the covenants and agreements of Buyer to be performed or complied with pursuant to the Transaction Documents on or prior to the Closing Date shall have been fully performed and complied with in all material respects.

(c) No Injunctions or Restraints.  No Law enacted, entered, enforced, promulgated, issued or deemed applicable to the Transaction or any other action taken by any court or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect.

(d) Parent Stockholders Approval.  Parent shall have obtained the Required Parent Vote (unless the Parent Stockholders Meeting is not required pursuant to Section 8.10).

(e) Litigation.  No Action shall be pending or have been threatened which (i) is reasonably likely to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the Transaction or to result in material damages in connection with the Transaction, (ii) seeks to prohibit ownership or operation by Buyer of all or a portion of the Business or the Assets, (iii)  cause the Transaction to be rescinded following consummation, or (iv) impose any material Liability on Parent or the Company or any of its Affiliates as a result of the Transaction.

(f) Laws.  There shall not exist or have been enacted, entered, enforced, promulgated or deemed applicable to the Transaction any Law or any other action taken by any court or other Governmental Entity that has resulted or could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 11.2(e).

(g) No Material Adverse Change.  There shall not exist any condition, circumstance or state of facts, and there shall not have been (or reasonably be expected to occur) any event, occurrence, change, development or circumstance, which has had or could reasonably be expected to have a Material Adverse Effect with respect to Buyer.

(h) Buyer's Certificate.  Buyer shall have executed and delivered to Parent a certificate dated the Closing Date, in a form reasonably acceptable to Parent, executed by an officer of Buyer, certifying to the fulfillment and satisfaction of the conditions specified in Sections 11.2(a), 11.2(b) and 11.2(g).

(i) Opinion.  Buyer shall have delivered to Parent an opinion of counsel in the form attached hereto as Exhibit G.

ARTICLE XII

TERMINATION

Section 12.1 Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written agreement of Buyer and Parent and the Company;

(b) by written notice by Buyer to Parent and the Company or by Parent and the Company to Buyer, if the Closing Date shall not have occurred on or before June 30, 2011, except that neither Buyer, on the one hand, nor Parent and the Company, on the other hand, may so terminate this Agreement if the absence of such occurrence is due to the breach by Buyer, on the one hand, or Parent or the Company, on the other hand, of any of its representations, warranties, covenants or agreements under this Agreement or any other Transaction Document;

(c) by written notice by Buyer to Parent and the Company or by Parent and the Company to Buyer, if there shall be any law that makes consummation of the Transaction illegal or otherwise prohibited or if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and unappealable;

(d) by written notice by Buyer to Parent and the Company, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or the Company set forth in this Agreement, or if any representation or warranty of Parent or the Company set forth in this Agreement shall have become untrue, in any such case such that the conditions set forth in Section 11.1(a) or Section 11.1(b), as the case may be, would not be satisfied as of such time, provided that if such breach is curable by Parent or the Company prior to June 30, 2011 through the exercise of Parent's or the Company's commercially reasonable efforts, then for so long as Parent or the Company continues to exercise such commercially reasonable efforts to cure the same, Buyer may not terminate this Agreement pursuant to this Section 12.1(d);

(e) by written notice by Parent and the Company to Buyer, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer set forth in this Agreement shall have become untrue, in any such case such that the conditions set forth in Section 11.2(a) or Section 11.2(b), as the case may be, would not be satisfied as of such time, provided that if such breach is curable by Buyer prior to June 30, 2011 through the exercise of its commercially reasonable efforts, then for so long as Buyer continues to exercise such commercially reasonable efforts to cure the same, Parent and the Company may not terminate this Agreement pursuant to this Section 12.1(e);

(f) by written notice by Parent and the Company to Buyer or by Buyer to Parent and the Company if the Required Parent Vote shall not have been obtained upon the taking of such vote at a duly held meeting of stockholders of Parent or at any adjournment thereof; or

(g) by written notice by Buyer to Parent and the Company if (i) other than circumstances under which the Parent Stockholders Meeting is not required pursuant to Section 8.10, Parent's board of directors shall have (A) failed to make the Parent Recommendation or (B) made a Change in Parent Recommendation (or resolved or proposed to take any such action referred to in clause (A) or (B)), in each case whether or not permitted by the terms hereof, or (ii) Parent shall have breached its obligations under this Agreement (x) contained in Section 8.8 or (y) by reason of a failure to call the Parent Stockholders Meeting in accordance with Section 8.10 or a failure to prepare and mail to its stockholders the Proxy Statement in accordance with Section 8.9 (other than circumstances under which the Parent Stockholders Meeting is not required pursuant to Section 8.10).

Section 12.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement (other than with respect to the last sentence of Section 8.2, Section 9.2, this Section 12.2 and

Article XV, which shall continue in effect) shall thereafter become void and have no effect, without any liability on the part of any party or its Affiliates or Representatives in respect thereof, except that nothing herein will relieve any party from liability for any breach of this Agreement or any other Transaction Document.

(b) If after the date of this Agreement:

(i) Buyer shall terminate this Agreement pursuant to Section 12.1(g); or

(ii)  (A) an Acquisition Proposal shall have been made to Parent or the Company, or any Person shall have announced (or otherwise made known to the board of directors of Parent) an intention (whether or not conditional) to make an Acquisition Proposal, and (B) following the occurrence of an event described in the preceding clause (A), this Agreement shall have been terminated by Buyer or Parent and the Company pursuant to Section 12.1(b) or Section 12.1(d), and (C) within twelve (12) months of the date this Agreement is terminated as described in the preceding clause (B), Parent or the Company enters into one or more definitive acquisition agreements with respect to, or consummates a transaction contemplated by, any Acquisition Proposal then, in any such event under clause (i) or (ii) of this Section 12.2(b), Parent shall promptly, but in no event later than one business day after (A) in the case of clause (i), the date of such termination or (B) in the case of clause (ii), the date Parent or the Company enters into such agreement with respect to or consummates such Acquisition Proposal), pay Buyer, by wire transfer of immediately available funds to an account designated by Buyer, an amount equal to the sum of $500,000 plus an amount equal to the sum of Buyer Expenses, provided that such amount payable to Buyer in respect of Buyer Expenses shall not exceed $250,000.

(c) The parties acknowledge that the agreements contained in this Section 12.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Parent fails promptly to pay any amount due pursuant to this Section 12.2, and, in order to obtain such payment, Buyer commences a suit which results in a judgment against Parent for the payment of the amounts set forth in this Section 12.2, Parent shall pay to Buyer its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts payable pursuant to this Section 12.2 from the date such payment is required to be made until the date such payment is actually made (calculated based on actual days elapsed in a 365-day year) at a rate of 10% per annum.  The parties agree that any remedy or amount payable pursuant to this Section 12.2 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy, for any breach of any provision of this Agreement.

ARTICLE XIII

SURVIVAL

Section 13.1 Survival.

(a) The representations and warranties of Parent and the Company contained in Article VI (other than Sections 6.3, 6.7, 6.8, 6.12 and 6.22) and of Buyer contained in Article VII (other than Section 7.7) will survive the execution and delivery of this Agreement, the consummation of the Transaction and the Closing Date and will continue in full force and effect until eighteen (18) months after the Closing Date and then terminate and expire with respect to any theretofore unasserted claims arising out of or otherwise in respect of any breach or inaccuracy of such representations and warranties.

(b) The representations and warranties of Parent and the Company contained in Sections 6.7, 6.8, 6.12 and 6.22 will survive the execution and delivery of this Agreement, the consummation of the Transaction and the Closing Date and will continue in full force and effect until the expiration of all applicable statutes of limitation (giving effect to any extensions thereof) and then terminate and expire with respect to any theretofore unasserted claims arising out of or otherwise in respect of any breach or inaccuracy of such representations and warranties.

(c) The representations and warranties of Parent contained in Article V and of Parent and the Company contained in Section 6.3 and of Buyer contained in Section 7.7 will survive the execution and delivery of this Agreement, the consummation of the Transaction and the Closing Date without time limitation.

ARTICLE XIV

INDEMNIFICATION

Section 14.1 Indemnification by Parent and the Company.  Parent and the Company shall, severally and jointly, indemnify, defend and hold harmless Buyer and its Affiliates and their respective Representatives (collectively, the "Buyer Group") from and against, and pay or reimburse, as the case may be, the Buyer Group for, any and all Damages, as incurred, suffered by Buyer or any other member of the Buyer Group directly or indirectly based upon, arising out of or otherwise relating to or in respect of:

(a) any breach or inaccuracy of any representation or warranty contained in Article V or Article VI on the date of this Agreement or on the Closing Date;

(b) any breach of any covenant or agreement of Parent or the Company contained in any Transaction Document;

(c) the Retained Assets;

(d) the Retained Liabilities (including any Liability which is not an Assumed Liability that may become a Liability of Buyer by statute, regulation, common law or otherwise and the failure by Parent, the Company or any Affiliate of any thereof to pay, perform or otherwise discharge any Retained Liabilities in accordance with their terms) or the assertion against any member of the Buyer Group of any such Liability; or

(e) any Liability for and in respect of (i) Taxes of Parent, the Company and their respective Affiliates, including such Taxes arising in connection with the consummation of the transactions contemplated hereby, and (ii) Taxes relating to the Business, the Assets or the Assumed Liabilities for periods (or portions thereof) ending on or before the Closing Date in excess of Taxes included on the Final Closing Statement (in the case of any period that includes but does not end on the Closing Date, the amount of Taxes attributable to the portion ending on the Closing Date shall be based on the interim closing of the books basis, except for periodic Taxes (such as property Taxes) which should be allocated on a daily pro ration basis).

Section 14.2 Indemnification by Buyer.  Buyer shall indemnify, defend and hold harmless Parent, the Company and their respective Affiliates and their respective Representatives (collectively, the "Parent Group") from and against, and pay or reimburse, as the case may be, the Parent Group for, any and all Damages, as incurred, suffered by Parent or any other member of the Parent Group directly or indirectly based upon, arising out of or otherwise in any way relating to or in respect of:

(a) any breach or inaccuracy of any representation or warranty contained in Article VII on the date of this Agreement or on the Closing Date;

(b) any breach of any covenant or agreement of Buyer contained in any Transaction Document; or

(c) the Assumed Liabilities (including the failure by Buyer to pay, perform or otherwise discharge any Assumed Liabilities in accordance with their terms) or the assertion against any member of the Parent Group of any Assumed Liability.

Section 14.3 Procedures for Indemnification.

(a) If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement (and who is not an Affiliate of a party to this Agreement) as to which a party (the "Indemnifying Party") may be obligated to provide indemnification pursuant to this Agreement (a "Third Party Claim"), such Indemnitee will notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give any such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have demonstrated that it has been actually prejudiced as a result of such failure.

(b) If a Third Party Claim is made against an Indemnitee and the Indemnifying Party unconditionally and irrevocably acknowledges in writing its obligation to indemnify the Indemnitee therefor, the Indemnifying Party will be entitled to assume the defense thereof (at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof as long as the Indemnifying Party diligently conducts such defense; provided that, if (i) in any Indemnitee's reasonable judgment a conflict of interest exists in respect of such claim or (ii) any Indemnifying Party fails to provide reasonable assurance to the Indemnitee (upon request of the Indemnitee) of such Indemnifying Party's financial capacity to defend such Third Party Claim and provide indemnification with respect thereto, such Indemnitee will have the right to employ separate counsel to represent such Indemnitee and in that event the reasonable fees and expenses of such separate counsel will be paid by such Indemnifying Party.  If the Indemnifying Party assumes the defense of any such Third Party Claim, each Indemnitee will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.  The Indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof or failed to diligently conduct the defense thereof, or if it does not expressly elect to, or is not entitled to, assume the defense thereof (including, in the case of a failure of the Indemnifying Party to acknowledge its indemnification obligation as aforesaid).  If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnifying Party will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee fully informed of all developments relating to or in connection with such Third Party Claim (including, without limitation, providing to the Indemnitee on request updates and summaries as to the status thereof).  If the Indemnifying Party is entitled to and chooses to defend a Third Party Claim, at the request of the Indemnifying Party all the Indemnitees will reasonably cooperate with the Indemnifying Party in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnifying Party).

(c) Notwithstanding anything to the contrary contained herein, no Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnitee's prior written consent; provided, however, that, without limiting the Indemnitee's rights set forth in this sentence, the Indemnitee may refuse to agree to any settlement, compromise or discharge (w) that does not obligate the Indemnifying Party to pay the full amount of Damages in connection with such Third Party Claim, (x) that does not provide for the unconditional and irrevocable release of the Indemnitee and its Affiliates (pursuant to a release which is reasonably satisfactory to the Indemnitee) completely from all Liability in connection with such Third Party Claim, (y) that provides for injunctive or other nonmonetary relief affecting the Indemnitee or any of its Affiliates or (z) that, in the reasonable opinion of the Indemnitee, would otherwise adversely affect the Indemnitee or any of its Affiliates.  If each Indemnifying Party unconditionally and irrevocably acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim and is entitled to assume, and is diligently conducting, the defense thereof, the Indemnitee will not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent will not be unreasonably withheld).

(d) Any claim on account of Damages which does not involve a Third Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought.  The failure by any Indemnitee so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the Indemnifying Party shall have demonstrated that it has been actually prejudiced as a result of such failure.

Section 14.4 Certain Rights and Limitations.

(a) No monetary amount shall be payable by Parent or the Company to any member of the Buyer Group with respect to the indemnification of any claims pursuant to Section 14.1(a) with respect to representations and warranties contained in Article VI (other than Sections 6.3, 6.7 and 6.22) until the aggregate amount of Damages actually incurred by the Buyer Group with respect to such claims exceeds $75,000 in the aggregate, in which event Parent and the Company shall be responsible for the excess amount of such Damages.  No monetary amount shall be payable by Buyer to any member of the Parent Group with respect to the indemnification of any claims pursuant to Section 14.2(a) with respect to representations and warranties contained in Article VI I (other than Section 7.5) until the aggregate amount of Damages actually incurred by the Parent Group with respect to such claims exceeds $75,000 in the aggregate, in which event Buyer shall be responsible for the excess amount of such Damages.

(b) No monetary amount shall be payable by Parent or the Company to any member of the Buyer Group with respect to the indemnification of any claims pursuant to Section 14.1(a) with respect to representations and warranties contained in Article VI (other than Sections 6.3, 6.7 and 6.22) once the aggregate amount of Damages actually paid to the Buyer Group with respect to such claims is equal to (i) one-half of the total aggregate value of the consideration to be paid by Buyer under this Agreement if Parent or the Company had no knowledge, as of the Closing, of the breach of warranty or representation for which indemnification is sought; or (ii) the total aggregate value of the consideration to be paid by Buyer under this Agreement if Parent or the Company had knowledge, as of the Closing, of the breach of warranty or representation for which indemnification is sought.  No monetary amount shall be payable by Buyer to any member of the Parent Group with respect to the indemnification of any claims pursuant to Section 14.2(a) with respect to representations and warranties contained in Article VII (other than Section 7.5) once the aggregate amount of Damages actually paid to the Parent Group with respect to such claims is equal to (i) one-half of the total aggregate value of the consideration to be paid by Buyer under this Agreement if Buyer had no knowledge, as of the Closing, of the breach of warranty or representation for which indemnification is sought; or (ii) the total aggregate value of the consideration to be paid by Buyer under this Agreement if Buyer had knowledge, as of the Closing, of the breach of warranty or representation for which indemnification is sought.

(c) The amount of Damages for which indemnification is provided under this Agreement will be (i) increased to take account of any Tax cost incurred (grossed up for such increase) by the Indemnified Party arising from the receipt of indemnity payments hereunder (unless such indemnity payment is treated as an adjustment to the purchase price for tax purposes) and (ii) reduced to take account of any Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Damages.  In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party will be deemed to be subject to the applicable Federal, state, local and/or local country income taxes at the maximum statutory rate then in effect.  Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the purchase price for Tax purposes unless a determination (as defined in Section 1313 of the Code) or a similar event under foreign Tax Law with respect to the Indemnified Party causes any such payment not to constitute an adjustment to the purchase price for United States Federal income tax purposes or foreign Tax purposes, as the case may be.

(d) The rights and remedies of any party hereto based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to satisfy any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy, breach or failure is based may also be the subject matter of any other representation, warranty, covenant, agreement or condition as to which there is or is not an inaccuracy, breach or failure to satisfy.

Section 14.5 Termination of Indemnification Obligations.  The obligations of each party to indemnify, defend and hold harmless Indemnitees (a) pursuant to Sections 14.1(a) and 14.2(a), shall terminate when the applicable representation or warranty expires pursuant to Article XIII, (b) pursuant to Sections 14.1(b), 14.1(e) and 14.2(b), shall terminate upon the expiration of all applicable statutes of limitation (giving effect to any extensions thereof), and (c) pursuant to Sections 14.1(c) and (d) and Section 14.2(c), shall continue without time limitation and shall not terminate at any time; provided, however, that as to each of clauses (a) and (b) above, such obligations to indemnify, defend and hold harmless shall not terminate with respect to any individual item as to which the Indemnitee shall have, before the expiration of the applicable period, made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Indemnifying Party.

Section 14.6 Waiver.  The waiver of any condition based on the accuracy of any representation or warranty pursuant to any Transaction Document, or on the performance of or compliance with any covenant, agreement or obligation pursuant to any Transaction Document, will not affect any right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, agreements or obligations.

Section 14.7 Exclusive Remedies.  Except for remedies that cannot be waived as a matter of Law, claims of fraud or intentional breach or misrepresentation and injunctive relief (including specific performance), the remedies provided in this Article XIV shall be the exclusive remedies after the Closing of the parties hereto and their respective heirs, successors and permitted assigns with respect to any breach of any representation, warranty, covenant or agreement contained in this Agreement.

ARTICLE XV

GENERAL PROVISIONS

Section 15.1 Assignment.  No party to this Agreement will convey, assign or otherwise transfer any Transaction Document or any of its rights or obligations under any Transaction Document without the prior written consent of Parent (in the case of an assignment by Buyer) or of Buyer (in the case of an assignment by Parent or the Company), except that Buyer may (without obtaining any consent) assign its rights, interests or obligations under any Transaction Documents, in whole or in part, to any successor to all or any portion of its business or to any Affiliate of Buyer, provided, however, no assignment shall relieve Buyer of its obligations to issue its stock as set forth herein.  Any conveyance, assignment or transfer requiring the prior written consent of Parent or Buyer which is made without such consent will be void ab initio.  No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

Section 15.2 Parties in Interest.  This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that members of the Buyer Group and the Parent Group will be entitled to the rights to indemnification provided to the Buyer Group and the Parent Group, respectively, hereunder.

Section 15.3 Amendment.  This Agreement may not be amended, modified or supplemented except by a written agreement executed by Buyer, the Company and Parent.

Section 15.4 Waiver; Remedies.  Any term or condition of this Agreement may be waived at any time by the party or parties hereto entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party.  No failure or delay on the part of Buyer, the Company, or Parent in exercising any right, power or privilege under any Transaction Document will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege under any Transaction Document operate as a waiver of any other right, power or privilege under any Transaction Document, nor will any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege under any Transaction Document.  Except as set forth in Section 14.7, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

Section 15.5 Effect of Investigation.  All representations, warranties, covenants and agreements made by Parent or the Company in this Agreement or in any other Transaction Document shall not be affected or deemed waived by (i) any investigation made by or on behalf of Buyer, or (ii) knowledge obtained (or capable of being obtained) as a result of such investigation or otherwise.

Section 15.6 Fees and Expenses.  Each of Parent and the Company, on the one hand, and Buyer, on the other hand, will pay without right of reimbursement from the other, all of their respective costs and expenses incident to the performance of their respective obligations hereunder, including the fees and disbursements of counsel, accountants, experts and consultants employed by the respective parties in connection with the Transaction, whether or not the Transaction is consummated; provided that this Section 15.6 shall not limit any Person's right to recover Damages pursuant to Article XIV or for any breach of this Agreement.

Section 15.7 Notices.  All notices, requests, claims, demands and other communications required or permitted to be given under any Transaction Document shall be in writing and will be delivered by hand or telecopied, e-mailed or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and will be deemed given when so delivered by hand or telecopied, when e-mail confirmation is received if delivered by e-mail, or three business days after being so mailed (one business day in the case of express mail or overnight courier service).  All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice in accordance with this Section 15.7:

(a)	If to Buyer: ORBCOMM Inc. 2115 Linwood Avenue Suite 100 Fort Lee, NJ 07024
	Attention: Telecopy: E-mail:	Christian G. LeBrun, Esq. (703) 433-6400 lebrun.chris@orbcomm.com with a copy to:
Chadbourne & Parke LLP 30 Rockefeller Plaza New York, New York 10112
	Attention: Telecopy: E-mail:	Sey-Hyo Lee (212) 541-5369 shlee@chadbourne.com
(b)	If to Parent or the Company: Alanco Technologies, Inc. 15575 North 83rd Way, Suite 3 Scottsdale, Arizona 85260
	Attention: Telecopy: E-mail:	Chief Financial Officer (480) 607-1515 john@alanco.com
with a copy to:
Steven P. Oman, Esq. 8664 E. Chama Road Scottsdale, Arizona 85255
	Telecopy: E-mail:	(480) 348-1471 soman@omanlaw.net

Section 15.8 Compliance With Bulk Transfer Laws.  The parties hereto agree to fully comply with the bulk transfer laws applicable to the transactions contemplated hereby contained in N.J.S.A. 54:50-38 (the "NJ Bulk Transfer Laws").  To comply with the NJ Bulk Transfer Laws, the parties hereto agree as follows:

(a) Buyer shall have the right to file any requisite notices with the State of New Jersey Division of Taxation at least 10 days prior to the Closing Date, provided that Parent and the Company shall cooperate in connection with such compliance and shall provide all information necessary for Buyer to complete any such notices, including the completion and filing of the Asset Transfer Tax Declaration Form (Form TTD).

(b) If the Director of the Division of Taxation of New Jersey (the "Director") informs Buyer that a possible claim for Taxes, including any interest and penalties thereon, exists (the “Tax Claim”) and the maximum amount thereof (the “Deficiency”), then Buyer shall withhold the portion of the Closing Payment equal to the amount of the Deficiency (the “Tax Escrow”), which Tax Escrow shall be held pursuant to an escrow agreement with Buyer's counsel (Buyer's counsel in its capacity as escrow agent, the "Tax Escrow Agent") in a form reasonably acceptable to Buyer and Parent (the "Tax Escrow Agreement").  Such amount held in the Tax Escrow shall reduce the Closing Payment payable at Closing to Parent pursuant to Section 4.1(b)(i) and Parent and the Company agree that the amount placed into escrow shall be treated as received by Parent for purposes of compliance with the delivery of the Closing Payment as set forth in Section 4.1(b)(i).  If, after Closing, the Director directs payment of all or any portion of the Deficiency on behalf of Parent or the Company, then Buyer shall direct the Tax Escrow Agent to release to the Division of Taxation of New Jersey such amount from the Tax Escrow.  If the Director informs Buyer that the Deficiency has been fully paid or that Buyer has no further liability for the Deficiency, then Buyer shall direct the Tax Escrow Agent to release such difference from the Tax Escrow to Parent.  If the Director gives notice to Buyer that Parent or the Company is liable for Taxes, including interest and penalties thereon, in an amount that is greater than the Tax Escrow, Parent or the Company shall promptly pay the difference to the Division of Taxation and shall provide Buyer with evidence thereof.  Notwithstanding anything to the contrary contained herein, Parent and the Company shall have the right to negotiate with the Director regarding the Tax Claim and the Deficiency; provided, however,  that (i) Buyer and the Tax Escrow Agent shall be entitled to comply with all instructions of the Director, and (ii) the Closing shall not be delayed as a result thereof.  Under no circumstances shall the Closing occur until Buyer is in receipt of a direction letter from the Director.

(c) Parent and the Company shall jointly and severally indemnify, defend and hold harmless the Buyer Group from and against, and pay or reimburse, as the case may be, the Buyer Group for, any and all Damages, as incurred, suffered by any member of the Buyer Group based upon, arising out of or otherwise in any way relating to or in respect of the NJ Bulk Transfer Laws, including any noncompliance therewith or any New Jersey tax liability.

Section 15.9 Captions; Currency.  The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.  Unless otherwise specified, all references herein to numbered articles and sections are to articles and sections of this Agreement and all references herein to schedules and exhibits are to schedules and exhibits to this Agreement.  Unless otherwise specified, all references contained in any Transaction Document, in any exhibit or schedule referred to therein or in any instrument or document delivered pursuant thereto to dollars or "$" shall mean United States Dollars.

Section 15.10 Entire Agreement.  This Agreement, the other Transaction Documents and the Confidentiality Agreement collectively constitute the entire agreement between the parties with respect to the subject matter hereof and this Agreement, the other Transaction Documents and the Confidentiality Agreement supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, relating thereto.

Section 15.11 Severability.  If any provision of any Transaction Document or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions thereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

Section 15.12 Consent to Jurisdiction.

(a) Each of Parent, the Company and Buyer hereby irrevocably and unconditionally submits to the exclusive jurisdiction of (i) the courts of the State of New Jersey and (ii) the United States District Court for the District of New Jersey for the purposes of any Action arising out of or relating to the Transaction, this Agreement or any other Transaction Document, any provision hereof or thereof or the breach, performance, enforcement, validity or invalidity hereof or thereof.  Each of Parent and the Company agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to its respective address set forth in Section 15.7 will be effective service of process for any Action brought against it in any such court with respect to any matters to which it has submitted to jurisdiction as set forth above.  Buyer agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to Buyer's address set forth in Section 15.7 will be effective service of process for any Action brought against it in any such court with respect to any matters to which it has submitted to jurisdiction as set forth above.  Each of Parent, the Company and Buyer irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of or relating to the Transaction, this Agreement or any other Transaction Document, any provision hereof or thereof or the breach, performance, enforcement, validity or invalidity hereof or thereof in (i) the courts of the State of New Jersey or (ii) the United States District Court for the District of New Jersey, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, Parent, the Company and Buyer agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in Law or in equity.

(b) EACH OF PARENT, THE COMPANY AND BUYER IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, ANY PROVISION HEREOF OR THEREOF OR THE BREACH, PERFORMANCE, ENFORCEMENT, VALIDITY OR INVALIDITY HEREOF OR THEREOF.

Section 15.13 Exhibits and Schedules; Disclosure.

(a) All exhibits and schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Capitalized terms used in any other Transaction Document or in the schedules or exhibits hereto or thereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

(b) Parent and the Company shall have the right to deliver to Buyer at the Closing a supplement to Schedules 6.8(b), 6.9(c), 6.10(a), 6.16(b) and 6.16(i) hereto containing any matters occurring after the date hereof (and permitted pursuant to the terms hereof) which, if occurring prior to the date hereof, would have been required to be set forth or described on such Schedules.

Section 15.14 Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws of the State of New Jersey applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

Section 15.15 Counterparts.  This Agreement may be executed in separate counterparts (including by facsimile, PDF and/or electronic transmission), each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

Section 15.16 Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of any Transaction Document, the party or parties who are or are to be thereby aggrieved will have the right of specific performance and injunctive relief giving effect to its or their rights under such Transaction Document, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative.  The parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

Section 15.17 Interpretation.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any Federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation" and (iv) the word "or" shall not be exclusive.

(b) For purposes of this Agreement, "knowledge" or "aware of" or a similar phrase with respect to the Company or the Parent shall mean the knowledge of any officer of the Company or the Parent including Timothy P. Slifkin, Thomas A. Robinson, Steven Talis, or Paul Muskauski if any such Person is actually aware of such fact or other matter.

(c) For purposes of this Agreement, "knowledge" or "aware of" or a similar phrase with respect to Buyer shall mean the actual knowledge of any named executive officer (as defined in Item 402 of Regulation S-K) of Buyer if any such Person is actually aware of such fact or other matter.

Section 15.18 Performance by the Company.  Parent will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by the Company.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

ORBCOMM INC.
By:	/s/ Marc Eisenberg
Name: Marc Eisenberg Title: Chief Executive Officer

STARTRAK SYSTEMS, LLC
By:	/s/ Robert R. Kauffman
Name: Robert R. Kauffman Title: Manager

ALANCO TECHNOLOGIES INC.
By:	/s/ Robert R. Kauffman
Name: Robert R. Kauffman Title: Chief Executive Officer

Exhibit A

Definitions

For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

"Accounting Practices" means accounting methods, practices, policies, procedures, classifications, judgments, estimation methodologies and standards (including asset and liability valuations, cut-off procedures, revenue recognition, accounting for long-term contracts and materiality standards).

"Acquisition Proposal" shall have the meaning set forth in Section 8.8(b).

"Action" means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.

"Additional Asset" shall have the meaning set forth in Section 8.18(b).

"Additional Contract" shall have the meaning set forth in Section 2.1(d).

"Adjustment Amount" shall have the meaning set forth in Section 4.6(f)(ii).

"Adjustment Market Price" shall have the meaning set forth in Section 4.6(f)(i).

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

"Aggregate Warranty Expenses" shall have the meaning set forth in Section 9.9.

"Agreement" means this Asset Purchase Agreement, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

"Anderson Assignment and Assumption Agreement" shall have the meaning set forth in the recitals to this Agreement.

"Anderson Group" shall mean, collectively, the Anderson Trust, Paul D. Anderson, David and Julie Dickerson, David and Heidi Anderson, John S. Anderson, Programmed Land, Inc, Donald E. Anderson, and David P. Anderson and Heidi J. Anderson, Trustees of The David and Heidi Anderson Family Trust, UTA dated December 8, 2004.

"Anderson Loan Agreement" shall have the meaning set forth in the recitals to this Agreement.

"Anderson Note Guaranty" shall have the meaning set forth in the recitals to this Agreement.

"Anderson Security Agreement" shall have the meaning set forth in the recitals to this Agreement.

"Anderson SPA" shall have the meaning set forth in the recitals to this Agreement.

"Anderson Trust" shall have the meaning set forth in the recitals to this Agreement.

"Assets" shall have the meaning set forth in Section 2.1(a).

"Associate" means, with respect to any Person, (a) any corporation or organization (other than the Company) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities or other ownership interests, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director, officer or employee of the Company.

"Assumed Liabilities" shall have the meaning set forth in Section 3.1.

"Audit Notice" shall have the meaning set forth in Section 4.3(e).

"Business" means the business and operations of the Company, including (i) researching, developing, designing, engineering, selling, distributing, installing, modifying, servicing and supporting wireless asset and GPS tracking and monitoring products and services and (ii) activities related to the foregoing.

"Business Intellectual Property" means all Intellectual Property owned or used by the Company or that was developed by or for the Business, including all Intellectual Property related to the products and technologies listed on Schedule 1(a).

"Buyer" shall have the meaning set forth in the preamble to this Agreement.

"Buyer Expenses" means any and all fees and out-of-pocket costs and expenses (including fees and expenses of counsel to Buyer and of investment bankers, accountants or other advisors or experts retained by Buyer) incurred by Buyer in connection with the Transaction.

"Buyer Group" shall have the meaning set forth in Section 14.1.

"Buyer Stock" shall have the meaning set forth in Section 4.1(b)(vi).

"Buyer Welfare Benefit Plans" shall have the meaning set forth in Section 10.3.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

"Change in Parent Recommendation" shall have the meaning set forth in Section 8.10.

"Claims Made Policies" shall have the meaning set forth in Section 9.5(a).

"Closing" shall have the meaning set forth in Section 4.4(a).

"Closing Certificate" shall have the meaning set forth in Section 4.2.

"Closing Date" shall have the meaning set forth in Section 4.4(a).

"Closing Statement" shall have the meaning set forth in Section 4.6(b).

"COBRA" shall have the meaning set forth in Section 10.5(d).

"COBRA Employees" shall have the meaning set forth in Section 10.5(d).

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" shall have the meaning set forth in the preamble to this Agreement.

"Company Debt Amount" means all amounts (including outstanding principal balances, accrued interest and all penalties, fees and expenses of payment or prepayment) payable in connection with the payment in full of all Indebtedness of the Company outstanding on the Closing Date and the cancellation, termination and release as of the Closing Date of all Contracts and Liens of the Company outstanding on the Closing Date relating to or evidencing Indebtedness of the Company, in each case to the extent necessary to obtain good, valid and marketable title to the Assets free and clear of all Liens.

"Company Financial Statements" shall have the meaning set forth in Section 6.6(b).

"Confidentiality Agreement" means the Confidentiality Agreement dated February 2010 by and between Parent and Buyer.

"Consents" means all consents, waivers, approvals, requirements, allowances, novations, authorizations, declarations, filings, registrations and notifications.

"Continued Employee" means those employees of the Company to whom Buyer elects to offer employment pursuant to Section 10.1(a), who accept such an offer of employment by Buyer and, except with respect to employees who are on layoff, leave or short-term disability or other permitted leave of absence, who actually commence such employment with Buyer.

"Contract" means, with respect to any Person, all agreements, contracts, obligations, commitments and arrangements (whether written or oral) (a) to which such Person is a party, (b) under which such Person has any rights, (c) under which such Person has any Liability or (d) by which such Person, or any of the assets or properties owned or used by such Person, is bound, including, in each case, all amendments, modifications and supplements thereto.

"Current Assets" means, as of the Effective Date, all cash in bank accounts (after subtracting therefrom the amount of all outstanding checks of the Company) and certificates of deposit of the Company with original maturities of 90 days or less, accounts receivable (net of allowance for doubtful accounts), inventory (net of allowance for obsolescence reserve) and prepaid expenses of the Company, in each case that, in accordance with GAAP, constitute (a) current assets of the Company and (b) Assets.

"Current Liabilities" means, as of the Effective Date, (i) all accounts payable and other Liabilities of the Company that, in accordance with GAAP, constitute current liabilities of the Company and (ii) any long term deferred revenue of the Company.

"Damages" means any and all losses, Liabilities, claims, damages, deficiencies, diminutions in value, fines, payments, Taxes, Liens, costs and expenses, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising and whether or not resulting from Third Party Claims (including the costs and expenses of any and all Actions or other legal matters; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; and reasonable costs and expenses, including attorneys', accountants' and other experts' fees and expenses, incurred in investigating, preparing for or defending against any such Actions or other legal matters or in asserting, preserving or enforcing an Indemnitee's rights hereunder).

"December 31, 2010 Balance Sheet" means the balance sheet of the Company as of December 31, 2010 included in the Company Financial Statements.

"Deficiency" shall have the meaning set forth in Section 15.8(b).

"Delivery Date" shall have the meaning set forth in Section 4.6(b).

"Director" shall have the meaning set forth in Section 15.8(b).

"Earn-Out Amount" shall have the meaning set forth in Section 4.3(a).

"Earn-Out Market Price" shall have the meaning set forth in Section 4.3(b).

"Earn-Out Payment Date" shall have the meaning set forth in Section 4.3(a).

"Earn-Out Period" shall have the meaning set forth in Section 4.3(a)(i).

"Earn-Out Statement" shall have the meaning set forth in Section 4.3(d).

"Effective Date" shall mean the last day of the month for the month-end closest to the Closing Date.  If the Closing Date shall be a date that is equidistant from the month-end of the immediately preceding month and the month-end of the month of the Closing Date, the Effective Date shall be the last day of the month immediately after the Closing Date.

"Effective Time" shall have the meaning set forth in Section 4.4(a).

"Environmental Laws" means any and all applicable Laws and Permits issued, promulgated or entered into by any Governmental Entity relating to the environment, the protection or preservation of human health or safety, including the health and safety of employees, the preservation or reclamation of natural resources, or the treatment, storage, disposal, management, Release or threatened Release of Hazardous Materials, in each case as in effect on the date hereof and as may be issued, promulgated or amended from time to time.

"Environmental Liabilities" means any and all Damages that are incurred as a result of or relating to the presence, discharge, disposition, generation, treatment, storage, handling, removal, disposal, transportation, management, Release or threatened Release of, or exposure to, Hazardous Materials or a violation or alleged violation of any Environmental Laws, including:

(a)           Damages for, as a result of or relating to personal injury, or injury or damage to property or natural resources, wherever occurring, whether upon or off of any of the Facilities, including from the inability to use such properties;

(b)           fees incurred for the services of attorneys, consultants, contractors, experts,

laboratories and all other Damages incurred in connection with (i) the investigation or remediation of Hazardous Materials and properties affected by Hazardous Materials, (ii) any violation or alleged violation of Environmental Laws or (iii) the enforcement of any rights or remedies under Environmental Laws;

(c)           Liability to any third person or Governmental Entity, whether pursuant to any Contract, Law, breach, violation or otherwise; and

(d)           Damages incurred in connection with any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any Person, trade or business that, together with Parent, is or was treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

"Escrow Agent" means the Person selected by Buyer and Parent to act as escrow agent under the Escrow Agreement.

"Escrow Agreement" means the escrow agreement among Buyer, the Escrow Agent and Parent substantially in the form attached hereto as Exhibit H.

"Escrow Property" means, collectively, the Litigation Escrowed Shares and the Fuel Sensor Escrowed Shares.

"Estimated Closing Statement" shall have the meaning set forth in Section 4.6(a).

"Estimated Net Working Capital Amount" shall have the meaning set forth in Section 4.6(a).

"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations promulgated thereunder.

"Facilities" means the Leased Premises and all real property previously owned, leased or operated by the Company or any predecessors of the Company.

"Final Closing Statement" shall have the meaning set forth in Section 4.6(c).

"Final Net Working Capital Amount" shall have the meaning set forth in Section 4.6(f)(i).

"Former Business" means any corporation, partnership, entity, division, business unit, business, assets, plant, product line, operations or contract (including any assets and Liabilities comprising the same) that has been dissolved, liquidated, shut down, sold, conveyed, assigned, transferred or otherwise disposed of or divested by the Company or any Affiliate thereof (or any of their predecessors) or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated by Company or any Affiliate thereof (or any of their predecessors).

"Fuel Sensor Damages" shall have the meaning set forth in Section 9.9.

"Fuel Sensor Escrowed Shares" shall have the meaning set forth in Section 4.1(b)(vii).

"GAAP" means United States generally accepted accounting principles as in effect on the date of this Agreement, consistently applied.

"Governmental Entity" means, in any jurisdiction, any (i) federal, state, local, foreign or international government, (ii) court, arbitral or other tribunal, (iii) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity) or (iv) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"Hazardous Materials" means those materials, substances, biogenic materials or wastes that are regulated by, or form the basis of liability under, any Environmental Law, including PCBs, pollutants, solid wastes, explosive, radioactive or regulated materials or substances, hazardous or toxic materials, substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of CERCLA.

"IGS Damages" shall have the meaning set forth in Section 9.8.

"IGS Proceeding" shall have the meaning set forth in Section 9.8.

"Indebtedness" means, with respect to the Company without duplication, (a) all Liabilities of such Person for borrowed money, including principal, interest, fees and other amounts payable with respect thereto, (b) all Liabilities of such Person evidenced by bonds, debentures, notes or other similar instruments (excluding "deposit only" endorsements on checks payable to the order of such Person), including principal, interest, fees and other amounts payable with respect thereto, (c) all Liabilities of such Person to pay the deferred purchase price of property or services (except for trade accounts payable arising in the ordinary course of business consistent with past practices and not more than sixty (60) days past due), (d) all Liabilities of others guaranteed by such Person, whether or not secured by a Lien on any asset of such Person, (e) all Liabilities secured by a Lien on any asset of such Person, whether or not such Liabilities are assumed by such Person, (f) all Liabilities under letters of credit, bankers' acceptances or note purchase facilities issued for the account of such Person and all drafts drawn thereunder, including principal, interest, fees and other amounts payable with respect thereto, (g) all Liabilities of such Person in respect of capital leases and (h) all Liabilities of such Person under any derivative, hedging or similar agreements (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements or any other agreements or arrangements designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices).

"Indemnifying Party" shall have the meaning set forth in Section 14.3(a).

"Indemnitee" means any member of the Buyer Group or the Parent Group who or which may seek indemnification under this Agreement.

"Independent Firm" shall have the meaning set forth in Section 4.3(e).

"Insurance Policies" shall have the meaning set forth in Section 6.20(a).

"Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (including utility and design patents, industrial designs and utility models), patent applications and patent and invention disclosures, and all other rights of inventorship, worldwide, together with all reissuances, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof; (b) all registered and unregistered trademarks, service marks, trade names, domain names, trade dress, logos, business, corporate and product names and slogans, worldwide, and registrations and applications for registration thereof along with all goodwill associated therewith and symbolized thereby; (c) all copyrights in copyrightable works, and all other rights of authorship, worldwide, and all applications, registrations and renewals in connection therewith; (d) all mask works and semiconductor chip rights, worldwide, and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business and technical information (including ideas, research and development, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, plans, drawings, engineering notebooks, industrial models, software, specifications, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information); (f) all Software; (g) all rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction worldwide; (h) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and (i) all other proprietary, intellectual property and other rights relating to any or all of the foregoing , including all work performed as “work for hire.”

"IRS" shall have the meaning set forth in Section 6.16(b).

"knowledge", with respect to the Company, shall have the meaning set forth in Section 15.17(b) and, with respect to Buyer shall have the meaning set forth in Section 15.7(c).

"Laws" means all laws, statutes, constitutions, treaties, rules, regulations, legal requirements, directives, ordinances, codes, judgments, rulings, orders, writs, decrees, stipulations, injunctions and determinations of all Governmental Entities.

"Leased Premises" shall have the meaning set forth in Section 6.9(c).

"Leases" means all leases, subleases, licenses, rights to occupy or use and other Contracts with respect to real property, including, in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder.

"Liability" means any and all claims, debts, liabilities, claims, obligations and commitments of whatever nature, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Law, Contract, breach, violation, infringement or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

"Lien" means any charge, "adverse claim" (as defined in Section 8-102(a)(1) of the Uniform Commercial Code) or other claim, community property interest, condition, equitable interest, lien, encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Litigation Escrowed Shares" shall have the meaning set forth in Section 4.1(b)(vi).

"Material Adverse Effect" means (i) with respect to Parent or the Company, any circumstance, condition, event, occurrence, change, effect or development that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to (a) the business, condition (financial or otherwise), operations, results of operations, assets or liabilities of the Company, taken as a whole, or the

Business or the Assets or (b) the ability of Parent or the Company to consummate the Transaction, or (ii) with respect to Buyer, any circumstance, condition, event, occurrence, change, effect or development that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to (a) the business, condition (financial or otherwise), operations, results of operations, assets or liabilities of Buyer, taken as a whole, or (b) the ability of Buyer to consummate the Transaction.

"Material Contract" shall have the meaning set forth in Section 6.10(a).

"Measurement Period" shall have the meaning set forth in Section 9.9.

"Membership Units" shall have the meaning set forth in the recitals to this Agreement.

"Net Working Capital Amount" means an amount equal to the remainder of Current Assets, minus Current Liabilities.

"NJ Bulk Transfer Laws" shall have the meaning set forth in Section 15.8.

"Non-Fuel Sensor Damages" shall have the meaning set forth in Section 9.9.

"Notice of Disagreement" shall have the meaning set forth in Section 4.6(c).

"November 30, 2010 Balance Sheet" means the balance sheet of the Company as of November 30, 2010 previously delivered to Buyer and attached hereto as Exhibit E.

"Occurrence Basis Policies" shall have the meaning set forth in Section 9.5(a).

"Parent" shall have the meaning set forth in the preamble to this Agreement.

"Parent Expenses" means any and all fees and out-of-pocket costs and expenses (including fees and expenses of counsel to the Company or Parent and of investment bankers, accountants or other advisors or experts retained by the Company or Parent) incurred by the Company in connection with the Transaction.

"Parent Group" shall have the meaning set forth in Section 14.2.

"Parent Recommendation" shall have the meaning set forth in Section 8.10.

"Parent/Company Retirement Plan" shall have the meaning set forth in Section 10.2(a).

"Parent SEC Reports" shall have the meaning set forth in Section 6.6(a).

"Parent Stockholders Meeting" shall have the meaning set forth in Section 8.10.

"Parent Welfare Benefit Plans" means employee welfare benefit plans and other employee benefit welfare or fringe benefit arrangements maintained by Parent or the Company immediately prior to the Effective Time for the benefit of Continued Employees.

"Permits" means all Consents, licenses, permits, certificates, variances, exemptions, franchises and other approvals issued, granted, given, required or otherwise made available by any Governmental Entity.

"Permitted Liens" means (a) Liens for Taxes, assessments and other governmental charges, if such Taxes, assessments or charges shall not be due and payable; (b) Liens for inchoate workmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of business consistent with past practices in respect of obligations which are not overdue, minor title defects and recorded easements, which workmen's, repairmen's or other similar Liens, minor title defects and recorded easements do not, individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the property to which they relate or the Business, assuming that the property is used on substantially the same basis as such property is currently being used by the Company; and (c) any Liens in connection with the Anderson Loan Agreement.

"Permitted Transaction" shall have the meaning set forth in Section 8.8(e).

"Person" means any individual, firm, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization, estate or other entity (including a Governmental Entity).

"Plans" shall have the meaning set forth in Section 6.16(b).

"Position Statement" shall have the meaning set forth in Section 4.6(d).

"Proxy Statement" shall have the meaning set forth in Section 8.9.

"Registration Rights Agreement" shall have the meaning set forth in Section 8.14.

"Related to the Business" means primarily related to, used primarily in, arising primarily from, or held primarily for use in, the Business, or otherwise necessary for the operation, as presently conducted, of the Business.

"Release" shall have the meaning set forth in Section 101(22) of CERCLA.

"Representatives" means, with respect to any Person, such Person's directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

"Required Parent Vote" means the affirmative vote of the holders of a majority of the outstanding shares of Parent's capital stock to approve the Transaction as required by Section 10-1202 of the Arizona Revised Statutes.

"Resolution Period" shall have the meaning set forth in Section 4.6(d).

"Retained Assets" means all of the following, collectively:

(a)      all real property (including land, plants, buildings and improvements) and real property interests (including Leases), other than real property and Leases set forth on Schedule 2.1(a)(i);

(b)      all insurance policies, other than the benefits of Occurrence Basis Policies and Claims Made Policies and other rights as described in Section 9.5;

(c)      all assets with respect to pension and savings plans of Parent and its subsidiaries (other than as provided for in Article X);

(d)      all refunds of Taxes attributable to payments of Taxes made prior to the Effective Time, whether or not any refund claims have been filed prior to the Effective Time;

(e)      all receivables owed to the Business by Parent or any of its subsidiaries as of the Effective Time;

(f)      the Contracts set forth on Schedule 1(b);

(g)      all stock books, stock ledgers, minute books and corporate seals of the Company;

(h)      all equity ownership interest in the Company; and

(i)      all rights of the Company or Parent under this Agreement.

"Retained Liabilities" means all Liabilities of Parent, the Company and their Affiliates based upon, arising out of, relating to or otherwise in connection with the Business or the conduct or operation thereof on or prior to the Closing Date (in each case other than Assumed Liabilities), including all such Liabilities based upon, arising out of, relating to or otherwise in connection with any events, actions, occurrences, omissions, circumstances or conditions whatsoever occurring or existing on or prior to the Closing Date, whether asserted prior to, on or after the Closing Date.  Notwithstanding anything to the contrary contained herein, Retained Liabilities shall include all Liabilities of Parent, the Company and their Affiliates:

(a)      based upon, arising out of, relating to or otherwise in connection with any pending, threatened or future Action with respect to any events, actions, occurrences, omissions, circumstances or conditions occurring or existing on or prior to the Closing Date (whether asserted prior to, on or after the Closing Date), except to the extent such Liabilities result from any action of Buyer or any of its Affiliates (other than the purchase of the Assets and the assumption of the Assumed Liabilities) after the Closing Date;

(b)      based upon, arising out of, relating to or otherwise in connection with any tort, breach or violation of or noncompliance with any Contract, infringement, violation of Law or regulatory noncompliance (whether civil or criminal) occurring or existing on or prior to the Closing Date, whether asserted prior to, on or after the Closing Date (including such circumstances or conditions that may continue to exist after the Closing Date, except to the extent such Liabilities result from any action of Buyer or any of its Affiliates (other than the purchase of the Assets and the assumption of the Assumed Liabilities) after the Closing Date);

(c)      constituting Environmental Liabilities based upon, arising out of, relating to or otherwise in connection with events, actions, occurrences, omissions, circumstances or conditions occurring or existing on or prior to the Closing Date, whether asserted prior to, on or after the Closing Date (including such circumstances or conditions that may continue to exist after the Closing Date, except to the extent such Environmental Liabilities result from any action of Buyer or any of its Affiliates (other than the purchase of the Assets and the assumption of the Assumed Liabilities) after the Closing Date);

(d)      for and in respect of employees, former employees, consultants and leased employees of the Business based upon, arising out of, relating to or otherwise in connection with employment, engagement or termination by the Company or any Affiliate of any thereof at any time on or prior to the Closing Date, whether pursuant to benefit plans or otherwise, including (i) Liabilities for salary, bonuses, incentive payments and other compensation payments; (ii) Liabilities in respect of pension, supplemental retirement, savings, supplemental savings, profit-sharing, cash balance and deferred compensation benefits; (iii) Liabilities for employee welfare and fringe benefits (including medical, dental, retiree health, life insurance, retiree life insurance, travel, accident, short- and long-term disability, hospitalization and other benefits); (iv) Liabilities in respect of severance pay, salary continuation and similar obligations relating to the termination or alleged termination (whether voluntary or involuntary) of employment or claims in respect thereof; (v) Liabilities under or in respect of employment agreements, severance agreements, change of control agreements and retention arrangements, including those agreements and arrangements, set forth on Schedule 6.16(i); and (vi) Liabilities with respect to workplace safety;

(e)      based upon, arising out of, relating to or otherwise in connection with workers' compensation claims (whether asserted prior to, on or after the Closing Date) resulting from injuries that occur on or prior to the Closing Date;

(f)      under all incentive arrangements with employees or other Persons relating to the sale or other disposition of the Business;

(g)      for and in respect of checks outstanding at the Effective Time relating to the Business (including Liabilities to fund the same) except to the extent and in the amount included in the Final Closing Statement;

(h)      for and in respect of Indebtedness outstanding at any time on or prior to the Closing Date, including the Company Debt Amount;

(i)      for and relating to the guarantee of any Indebtedness, obligation or other Liability of any Person;

(j)      for and in respect of all payables and other balances (including intercompany cash management balances) owed by the Business to the Company or any of its Affiliates as of the Effective Time;

(k)      based upon, arising out of, relating to or otherwise in connection with Former Businesses;

(l)      based upon, arising out of, relating to or otherwise in connection with Leases not set forth on Schedule 6.9(c) or Contracts which pursuant to Section 6.8(b), 6.10(a), 6.16(b) or 6.16(i) are required to be set forth on Schedule 6.8(b), 6.10(a), 6.16(b) or 6.16(i) but which are not set forth on such Schedule 6.8(b), 6.10(a), 6.16(b) or 6.16(i);

(m)                 for and in respect of Taxes, including such income, transfer, sales, use and other Taxes arising in connection with the consummation of the transactions contemplated hereby;

(n)      for and in respect of any Taxes relating to the Business, the Assets or the Assumed Liabilities for periods (or portions thereof) ending on or before the Closing Date in excess of Taxes for which proper accruals and reserves have been established therefor and included on the Final Closing Statement (in the case of any period that includes but does not end on the Closing Date, the amount of Taxes attributable to the portion ending on the Closing Date shall be based on the interim closing of the books basis, except for periodic Taxes (such as property Taxes) which should be allocated on a daily pro ration basis);

(o)      for which Parent, the Company or any Affiliate of any thereof are made responsible pursuant to this Agreement or any other Transaction Document;

(p)      based upon, arising out of, relating to or otherwise in connection with the winding down of Parent, the Company or any Affiliate of any thereof;

(q)      for and in respect of any Parent Expenses; and

(r)      based upon, arising out of, relating to or otherwise in connection with Retained Assets.

"Robinson" shall have the meaning set forth in the recitals to this Agreement.

"SEC" shall mean the Securities and Exchange Commission.

"SEC Reports" shall have the meaning set forth in Section 7.6.

"Securities Act" means the Securities Act of 1933, as amended from time to time, including the rules and regulations promulgated thereunder.

"Secured Loan Agreement" shall have the meaning set forth in Section 4.1(a).

"Secured Promissory Note" shall have the meaning set forth in the recitals to this Agreement.

"Significant Subsidiaries" shall have the meaning set forth in Section 8.8(b).

"Slifkin" shall have the meaning set forth in the recitals to this Agreement.

"Slifkin/Robinson SPA" shall have the meaning set forth in the recitals to this Agreement.

"Software" means any and all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts, and all other material related to the foregoing.

"ST Wireless Agreement" shall have the meaning set forth in the recitals to this Agreement.

"Subsidiary" means, with respect to any Person, any other Person or entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person and/or by one or more of such Person's Subsidiaries.

"Superior Proposal" shall have the meaning set forth in Section 8.8(d).

"Target Net Working Capital Amount" means $1,587,677.

"Tax Claim" shall have the meaning set forth in Section 15.8(b).

"Tax Escrow" shall have the meaning set forth in Section 15.8(b).

"Tax Escrow Agent" shall have the meaning set forth in Section 15.8(b).

"Tax Escrow Agreement" shall have the meaning set forth in Section 15.8(b).

"Tax Returns" shall have the meaning set forth in Section 6.7(a).

"Taxes" means all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Governmental Entity, and including any interest, penalties and additions attributable thereto.

"Third Party Claim" shall have the meaning set forth in Section 14.3(a).

"Total Revenue" shall have the meaning set forth in Section 4.3(c).

"Transaction" means the transactions contemplated by the Transaction Documents.

"Transaction Documents" means this Agreement, the Escrow Agreement, the Tax Escrow Agreement and all other instruments, certificates and documents delivered or required to be delivered by Buyer, Parent or the Company pursuant to this Agreement.

"Transferred Bank Accounts" shall have the meaning set forth in Section 9.7(a).

"Unaffiliated Firm" shall have the meaning set forth in Section 4.6(d).